                                                          EXHIBIT 4.(ii)(a)(16)





                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           Dated as of April 22, 1996

                                     among

                         THE DELTA QUEEN STEAMBOAT CO.,

                                  as Borrower,

                                      and

                         AMERICAN CLASSIC VOYAGES CO.,

                                   as Parent,

                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTY HERETO,

                                  as Lenders,

                                 CHEMICAL BANK,

                                   as Agent,

                                      and

                            HIBERNIA NATIONAL BANK,

                                  as Co-Agent

                                    EXHIBITS



Exhibit 1  --   Assignment and Acceptance (Section Section 1.01, 11.02(d))
Exhibit 2  --   Compliance Certificate (Section Section 1.01, 5.01(e))
Exhibit 3  --   Notice of Borrowing (Section Section 1.01, 2.02)
Exhibit 4  --   Notice of Conversion/Continuation (Section Section 1.01,
2.03(c))
Exhibit 5  --   Form of Third Amended and Restated Revolving Loan Note (Section
2.02)
Exhibit 6  --   List of Supplemental Closing Documents (Section 3.01(a))
Exhibit 7  --   Form of Loss Payable Endorsement (Section 6.05)
Exhibit 8  --   Lender Information (Section 11.08)

                                   SCHEDULES


Schedule A       --  List of Lenders, Domestic and Eurodollar Lending Offices
and Commitments (Section Section 1.01, 11.02(c), 11.10)

Schedule 1.01-A  --  Existing Indebtedness (Section 1.01)

Schedule 1.01-B  --  Real Property Subject to Real Estate Mortgages (Section
1.01)

Schedule 1.01-C  --  Permitted Existing Liens (Section 1.01)

Schedule 1.01-D  --  Vessels

Schedule 4.01(c) --  Subsidiaries (Section Section 4.01(c), 6.01)

Schedule 4.01(d) --  Violation of Requirements of Law (Section 4.01(d))

Schedule 4.01(i) --  Capitalization (Section 4.01(i))

Schedule 4.01(j) --  Pending or Threatened Litigation  (Section 4.01(j))

Schedule 4.01(l) --  Tax Assessments (Section 4.01(l))

Schedule 4.01(t) --  ERISA Matters (Section 4.01(t))

Schedule 4.01(w) --  Joint Ventures (Section 4.01(w))

Schedule 4.01(x) --  Labor Matters (Section 4.01(x))

Schedule 6.05    --  Insurance (Section 6.05)

Schedule 7.02(a) --  Intercompany leases (Section 7.02(a))

                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT




     This Third Amended and Restated Credit Agreement dated as of April 22, 1996 (as amended, supplemented, modified or restated from time to time, the "Agreement") is entered into among THE DELTA QUEEN STEAMBOAT CO. (formerly known as DQSC-2, INC.), a Delaware corporation ("Borrower"), AMERICAN CLASSIC VOYAGES CO. (formerly known as THE DELTA QUEEN STEAMBOAT CO.) ("Parent"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with Section 11.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), CHEMICAL BANK, a New York banking corporation, in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent"), and HIBERNIA NATIONAL BANK, as Co-Agent.

     The Borrower originally requested the Agent and the Lenders to extend credit to the Borrower and the Agent and the Lenders agreed to do so pursuant to that certain original Credit Agreement dated as of August 3, 1993 among the Borrower, the Parent, the Lenders and the Agent (as the same has been amended, supplemented or modified prior to the date hereof, the "Original Credit Agreement") in order to enable the Borrower to borrow an aggregate principal amount not in excess of $65,000,000 to enable the Borrower (i) to construct a third vessel, the American Queen, to be owned by a Subsidiary of the Borrower,
(ii) to advance funds to its Parent for the acquisition by Great Hawaiian Cruise Line, Inc. of the assets of American Global Line Inc. and its Subsidiaries and joint ventures pursuant to that certain Transaction Agreement ("Transaction Agreement"), dated as of June 21, 1993, among Connecticut General Life Company, CIGNA Property and Casualty Insurance Company, Life Insurance Company of North America, The Travelers Insurance Company, Principal Mutual Life Insurance Company, Principal National Life Insurance Company and Prudential Impaired Asset Trust - 1991, The Travelers Indemnity Company and Great Hawaiian Cruise Line, Inc., and all other documents executed or to be executed in connection with the Transaction Agreement (such documents, together with the Transaction Agreement, the "American Hawaii Transaction Documents") (the "Acquisition") and (iii) to advance funds to its Parent for the renovation of the two vessels acquired pursuant to the Acquisition (clauses (i), (ii) and (iii), collectively, the "Expansion").

     Subsequently, the Borrower requested and the Agent and the Lenders agreed to enter into the Amended and Restated Credit Agreement dated as of March 31, 1995 (the "First Restatement") in order to restate and amend the Original Credit Agreement, providing for an increase in the aggregate availability from $65,000,000 to $80,000,000, and the Second Amended and Restated Credit Agreement dated as of August 31, 1995 (as the same has been amended, supplemented or modified prior to the date hereof, the "Second Restatement") in order to restate and amend the First Restatement, providing for a decrease in the aggregate availability from $80,000,000 to $40,000,000.

     In connection with the MARAD Financing (as hereinafter defined) the proceeds of which, in part, were used to repay the Lender's term loans of $50,000,000, the Borrower requested and the Lenders (i) released their liens against the assets of GAQSC (as hereinafter defined), including without limitation the American Queen, (ii) permitted GAQSC to terminate its obligations under the Subsidiary Guaranties and (iii) permitted the Agent to release the stock of GAQSC pledged by the Borrower. As of January 1, 1996, Creative Endeavors, Inc., with the permission of the Lenders, merged with and into GAQSC.

     The Borrower has requested and the Lenders have agreed to enter into this Agreement in order to (i) restate and amend the Second Restatement, (ii) re-evidence the Obligations which shall be repayable in accordance with the terms of this Agreement, (iii) provide for a decrease in the aggregate availability from $40,000,000 to $25,000,000 and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans to or for the benefit of the Borrower. It is the intention of the parties to this Agreement that this Agreement not constitute a novation, and that from and after the Effective Date, the Second Restatement shall be amended and restated hereby and all references herein to "hereunder", "hereof," "herein" or words of like import shall mean and be a reference to the First Restatement as amended and restated.

     Immediately prior to the effectiveness of this Agreement, certain of the lenders under the Second Restatement assigned their entire interests under the Second Restatement to one or more of the Lenders.


                                   ARTICLE I
                                  DEFINITIONS

     1.01.  Certain Defined Terms.

     The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation.

     "Acquisition" shall have the meaning ascribed to such term in the preamble hereto.

     "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

     "Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Agent appointed pursuant to Section 10.07.

     "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

     "Agreement Accounting Principles" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by the Parent or Borrower with the agreement of its independent certified public accountants and such changes result in a material change in the calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Parent's and Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

     "Agreement Obligations" shall mean all Obligations other than with respect to Eligible Hedging Contracts.

     "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the sum of one percent (1.0%) and (1) the product of (x) the Three-Month Secondary CD Rate in effect on such day and (y) Statutory Reserves and (2) the Assessment Rate. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Agent. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Three-Month Secondary CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause
(b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

     "American Hawaii Transaction Documents" shall have the meaning ascribed to such term in the preamble hereto.

     "American Queen" shall mean the vessel of the same name identified on
Schedule 1.01-D.

     "Applicable Base Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Base Rate Loans determined in accordance with the provisions of Section 2.03(e).

     "Applicable Commitment Fee" as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under
Section 2.04(a) determined in accordance with the provisions of Section
2.03(e).

     "Applicable Eurodollar Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of Section 2.03(e).

     "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

     "Applicable Margin(s)" shall have the meaning ascribed to that term in
Section 2.03(e).

     "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Agent or any other Lender to the FDIC (or any successor) for insurance by the FDIC (or such successor) of time deposits made in dollars at the Agent's or such Lenders domestic offices.

     "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit 1 (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 11.02.

     "Bank Indebtedness Leverage Ratio" shall mean, for any fiscal quarter, the ratio of (a) the Revolving Loan Usage on the last day of such fiscal quarter to
(b) DQSC EBITDA less GAQSC EBITDA, in each case for the four fiscal quarter period ending on the last day of such fiscal quarter, determined in accordance with Agreement Accounting Principles consistently applied.

     "Base Rate Loans" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in
Section 2.03(a)(i).

     "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

     "Borrower Subsidiaries" shall mean any Subsidiary of the Borrower.

     "Borrowing" shall mean a borrowing consisting of Loans of the same Type, having the same Interest Period, in the case of Eurodollar Rate Loans, and made on the same day by the Lenders.

     "Business Day" shall mean (i) for all purposes other than as described by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading in dollar deposits by and between banks in the London interbank Eurodollar market.

     "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "Carryover Amount" shall have the meaning ascribed to such term in Section 8.06.

     "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state or municipality of the United States of America maturing or puttable within six months after the date of acquisition thereof and, at the time of acquisition, having one of the two highest short-term ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); (iii) commercial paper (other than commercial paper issued by Parent, Borrower or any of their respective Subsidiaries or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than One hundred and eighty (180) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Agent).

     "Cash Interest Expense" shall mean, with respect to any Person on a consolidated basis for any period, the sum of (a) interest expense of such Person for such period determined on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, (excluding the amortization of all fees payable in connection with the incurrence of the Obligations) and (b) capitalized interest of such Person.

     "Change of Control" shall mean that any of (a) the Samuel Zell Group shall cease to own, directly or indirectly, more than 30% of the combined voting power of the Parent's outstanding securities ordinarily having the right to vote at elections of directors or (b) the Parent shall cease to directly own 100% of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors.

     "Chemical" or "Chemical Bank" shall mean Chemical Bank, a New York banking corporation, and any successor thereto.

     "Collateral" shall mean all property and interests in property now owned or hereafter acquired by Parent, Borrower or any of their respective Subsidiaries in or upon which a security interest, pledge, lien or mortgage is intended to be granted, or of which a collateral assignment is intended to be made, under the Collateral Documents.

     "Collateral Documents" shall mean the Security Agreement, the Parent Guaranty, the Parent Security Agreement, the Subsidiary Security Agreements, the Subsidiary Guaranties, the Intellectual Property Agreements, the Pledge Agreements, the Mortgages, and all other security agreements, mortgages, deeds of trust, collateral assignments, financing statements and other agreements, conveyances or documents at any time delivered to the Agent by the Parent, the Borrower or any Borrower Subsidiary which intend to create or evidence Liens to secure or to guarantee the Obligations.

     "Commission" shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     "Commitment" shall mean, with respect to each Lender, the principal amount set forth on Schedule A opposite such Lender's name under the heading "Commitment" or assigned to it in accordance with Section 11.02(a), as such amount may be reduced or otherwise adjusted from time to time pursuant to the terms of this Agreement, and "Commitments" shall mean the aggregate amount of the Commitments of all Lenders.

     "Commitment Fee" shall have the meaning ascribed to that term in Section 2.04(a).

     "Compliance Certificate" shall mean a certificate in substantially the form of Exhibit 2 delivered to the Agent and each Lender by Borrower pursuant to Section 5.01(d) and covering Borrower's compliance with the covenants contained in Article VIII and certain other provisions of this Agreement.

     "Consolidated Borrower Group" shall mean the Borrower and each of its Subsidiaries.

     "Consolidated Net Income" shall mean, with respect to any Person on a consolidated basis for any period, net income for such period including, without duplication, the proceeds of business interruption insurance in respect of cruise revenues but excluding from the definition of Consolidated Net Income the effect of any extraordinary or non-recurring gains or losses, all computed on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, and plus any non-cash expense or minus any non-cash income, respectively, resulting from the initial application of Statement of Financial Accounting Standards No. 106 or Statement of Financial Accounting Standards No. 109.

     "Consolidated Parent Group" shall mean the Parent and each of its Subsidiaries.

     "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

     "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

     "Contribution Agreement" shall mean that certain contribution agreement executed by Parent and each of the Subsidiaries of the Borrower (other than GAQSC) dated as of August 3, 1993, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Requisite Lenders.

     "Customary Permitted Liens" shall mean (i) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (ii) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen, and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law including without limitation preferred maritime liens, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (iii) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Parent, Borrower or any of their respective Subsidiaries, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (vi) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

     "Default Rate" shall have the meaning ascribed to that term in Section 2.03(d).

     "Delta Queen" shall mean the vessel of the same name identified on
Schedule 1.01-D.

     "DOL" shall mean the United States Department of Labor and any successor department or agency.

     "Dollars" and "$" shall mean the lawful money of the United States of America.

     "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

     "DQSC EBITDA" shall mean, EBITDA for the Borrower.

     "EBITDA" shall mean, with respect to any Person on a consolidated basis for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) consolidated Net Interest Expense (provided, however, that when interest income during such period computed in accordance with GAAP exceeds interest expense computed in accordance with GAAP then interest expense computed in accordance with GAAP will be added back to the extent it was deducted in determining Consolidated Net Income), (ii) federal, state and local income and franchise tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any other noncash items which had the effect of reducing Consolidated Net Income for such period, but minus any noncash items which had the effect of increasing Consolidated Net Income for such period and (vi) for any period ending during calendar year 1995, any start-up costs associated with the construction and commissioning of the American Queen to the extent deducted in determining Consolidated Net Income for such period up to a maximum of $6,000,000.

     "Effective Date" shall mean the date of this Agreement, subject to Section 3.01.

     "Eligible Hedging Contract" shall mean Hedging Contracts with any Lender or any Affiliate of any Lender as the counterparty.

     "Enforceable Judgment" means a judgment or order as to which (a) the Borrower has not demonstrated to the reasonable satisfaction of the Agent that the Borrower is covered by third-party insurance (other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the Borrower) therefor or that the Borrower has adequate reserves therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "Enforceable Judgment" so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $2,500,000 be posted or provided, such judgment or order shall be an "Enforceable Judgment."

     "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability of Parent, Borrower or any of their respective Subsidiaries under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Parent, Borrower or any of their respective Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Parent, Borrower or any of their respective Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Parent, Borrower or any of their respective Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

     "Eurodollar Rate Loans" shall mean those Loans outstanding which bear interest at a rate determined by reference to the LIBO Rate as provided in
Section 2.03(a)(ii).

     "Event of Default" shall mean any of the occurrences set forth in Section
9.01 after the expiration of any applicable grace period expressly provided therein.

     "Existing Indebtedness" shall mean the Indebtedness of the Parent, Borrower or any of their respective Subsidiaries reflected on Schedule 1.01-A.

     "Expansion" shall mean (i) the construction of the American Queen by a Subsidiary of the Borrower, (ii) the Acquisition and (iii) the renovation of the two vessels acquired from American Hawaii pursuant to the Acquisition.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

     "Fee Letter" shall have the meaning ascribed to that term in Section
2.04(b).

     "Fiscal Year" shall mean the fiscal year of Parent and Borrower, which shall be each twelve (12) month period ending on December 31 of each calendar year or such other period as Parent and Borrower may designate and the Requisite Lenders may approve in writing.

     "Funding Date" shall mean, with respect to any Loan, the date of the funding of such Loan.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "GAQSC" shall mean Great AQ Steamboat Co., a Delaware corporation (formerly known as Delta Queen Steamboat Development, Inc.).

     "GAQSC Depository Agreement" shall mean the Depository Agreement dated as of August 24, 1995, among GAQSC, the Secretary and The Bank of New York, as Depository-Bailee.

     "GAQSC EBITDA" shall mean EBITDA for GAQSC, but excluding therefrom EBITDA for the Maison Dupuy Hotel as if such Hotel were a separate Person.

     "GAQSC Financial Agreement" shall mean the Title XI Reserve Fund and Financial Agreement dated as of August 24, 1995, between GAQSC and the Secretary.

     "GAQSC Guaranty" shall mean the Guaranty Agreement dated as of August 24, 1995, executed by the Borrower in favor of the Secretary guaranteeing the payment and performance by GAQSC of the Secretary's Note.

     "GAQSC Obligations" shall mean the United States Government Guaranteed Ship Financing Obligations, American Queen Series, issued by GAQSC in the aggregate principal amount of $60,589,000 under the GAQSC Trust Indenture.

     "GAQSC Security Agreement" shall mean the Security Agreement dated as of August 24, 1995, between GAQSC and the Secretary, securing payment of the Secretary's Note.

     "GAQSC Ship Mortgage" shall mean the First Preferred Ship Mortgage dated as of August 24, 1995, executed by GAQSC, as shipowner and mortgagor, in favor of the Secretary, as mortgagee, covering the American Queen and securing payment of the Secretary's Note.

     "GAQSC Trust Indenture" shall mean the Trust Indenture dated as of August 24, 1995, between GAQSC and The Bank of New York, as Indenture Trustee.

     "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including without limitation, any central bank.

     "Hedging Contracts" shall mean interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by Borrower pursuant to which Borrower has hedged its interest rate, foreign currency or commodity exposure.

     "Holders of Secured Obligations" shall mean the holders of the Obligations from time to time and shall refer to (i) each Lender in respect of its Loans,
(ii) the Agent and the Lenders in respect of all other present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each other Person entitled to indemnification pursuant to Section 11.04, in respect of the obligations and liabilities of Borrower to such Person thereunder, (iv) each Lender and each Affiliate of each Lender, in respect of all obligations and liabilities of Borrower to such Lender or such Affiliate as exchange party or counterparty under any Eligible Hedging Contract, and (v) their respective successors, transferees and assigns.

     "Indebtedness," as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, without limitation but without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities, contingent or otherwise, of such Person or others secured, by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, (viii) all obligations upon which interest charges are customarily paid (including zero coupon instruments), (ix) all obligations under conditional sale or other title retention agreements relating to property purchased by such person and (x) obligations in respect of Hedging Contracts.

     "Initial Funding" shall mean the first funding of any Loans hereunder.

     "Initial Funding Date" shall mean the date, if any, on which the Initial Funding occurs.

     "Intellectual Property Agreements" shall mean patent or trademark security agreements executed by the Borrower and certain of its Subsidiaries in favor of the Agent on behalf of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Intercompany Receivables" shall mean the aggregate outstanding balance of all receivables owed to the Borrower by the Parent.

     "Interest Payment Date" shall mean with respect to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

     "Interest Period" shall have the meaning ascribed to such term in Section 2.07.

     "Interest Rate Determination Date" shall mean the date on which the Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Interest Rate

Determination Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

     "Investment" shall have the meaning ascribed to that term in Section 7.03.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

     "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

     "Lender" shall have the meaning ascribed to such term in the preamble and shall include Chemical Bank, in its individual capacity, and each Person which at any time becomes a Lender pursuant to Section 11.02(a).

     "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

     "LIBO Rate" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum equal to the product of (i) the rate of interest (rounded upwards, if necessary, to the next 1/16 of 1%) determined by the Agent to be the rate per annum at which deposits in Dollars are offered to the principal London office of Chemical Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, in the approximate amount of Chemical Bank's portion of the relevant Eurodollar Rate Loan and having a maturity comparable to such Interest Period and (ii) Statutory Reserves.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan" shall mean any Revolving Loan.

     "Loan Account" shall have the meaning ascribed to such term in Section 2.06(d).

     "Loan Documents" shall mean this Agreement, the Notes, the Fee Letter, the Collateral Documents and all other agreements delivered to the Agent or any Lender by or on behalf of Parent, Borrower or any of their respective Subsidiaries in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

     "Loan Interest Coverage Ratio" shall mean, for any period, the ratio of
(a) DQSC EBITDA less GAQSC EBITDA for such period to (b) the aggregate interest expense (excluding the amortization of all fees payable in connection with the incurrence of the Obligations) of the Borrower with respect to the Obligations for such period determined in accordance with Agreement Accounting Principles consistently applied.

     "Maintenance Capital Expenditures" shall mean, with respect to any Person on a consolidated basis for any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with Agreement Accounting Principles, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, including maintenance, renovation and layup expenditures but excluding interest and start-up expenses that otherwise would be included; provided, however, that Maintenance Capital Expenditures shall not include (i) expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within 6 months of such destruction or damage, (ii) expenditures associated with the construction of the American Queen and (iii) for Fiscal Years 1995 and 1996 up to $5,000,000 in the aggregate in expenditures associated with the renovation of the Mississippi Queen during such period.

     "MARAD Financing" shall mean the long-term mortgage financing of the American Queen guaranteed by the Secretary in an initial amount of $60,589,000 as evidenced by the GAQSC Trust Indenture.

     "Margin Stock" shall have the meaning ascribed to such term in Regulation G and Regulation U.

     "Material Adverse Effect" shall mean a material adverse effect (a) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of Borrower, individually, the Consolidated Borrower Group taken as a whole or the Consolidated Parent Group taken as a whole or (b) upon the ability of any of the Parent, Borrower or any of the Subsidiaries of the Borrower to perform any of its Obligations under any Loan Document in any material respects to which it is or will be a party, including, without limitation, payment of the Obligations.

     "Mississippi Queen" shall mean the vessel of the same name identified on
Schedule 1.01-D.

     "Mortgages" shall mean, collectively, the Real Estate Mortgages and the Ship Mortgages.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either Borrower or any ERISA Affiliate.

     "Net Interest Expense" shall mean, with respect to any Person on a consolidated basis for any period, Cash Interest Expense of such Person for such period minus interest income of such Person for such period calculated in accordance with Agreement Accounting Principles.

     "Net Proceeds" shall mean with respect to any Prepayment Event (a) the gross amount of cash proceeds (including in each Fiscal Year the amount of insurance settlements and condemnation awards in such fiscal year in excess of Set Aside Amounts (it being understood that Set Aside Amounts shall not be included in "Net Proceeds", and may be retained by the Borrower or a Subsidiary of Borrower, as applicable, for the purposes described in clause (a) of the definition of the term "Set Aside Amount", unless and until any such amount shall cease to be a "Set Aside Amount" as a result of any failure to meet any of the criteria set forth in clause (a) or (b) of such definition)) paid to or received by the Borrower or any Subsidiary of Borrower in respect of such Prepayment Event (including cash proceeds subsequently received in respect of such Prepayment Event in respect of non-cash consideration initially received or otherwise), less (b) the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside for the purpose of paying such taxes when due), and customary fees, commissions, costs and other expenses (other than those payable to the Borrower, any Affiliate of the Borrower or any Subsidiary of Borrower) that are incurred in connection with such Prepayment Event and are payable by the seller or the transferor of the assets or property or issuer of the securities, as the case may be, to which such Prepayment Event relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a).

     "Notes" shall mean the amended and restated revolving loan notes executed by the Borrower and delivered to each Lender pursuant to Section 2.02 or
Section 11.02.

     "Notice of Borrowing" shall mean, with respect to a proposed Borrowing pursuant to Section 2.02(a), a notice substantially in the form of Exhibit 3.

     "Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.03(c), a notice substantially in the form of Exhibit 4.

     "Obligations" shall mean the principal of and all interest on all Loans, all fees, expense reimbursements, taxes, compensation and indemnities payable by Borrower to the Agent or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of Borrower owing to the Agent, any Lender, any Affiliate of any Lender (in connection with any Eligible Hedging Contract) or any Person entitled to indemnification pursuant to Section 11.04, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Note, the Fee Letter, any other Loan Document or any Eligible Hedging Contract whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

     "Officers' Certificate" shall mean, as to any corporation, a certificate executed on behalf of such corporation by (i) its chairman or vice chairman of the board (if an officer) or its president or any vice president or (ii) by its chief financial officer, its controller or its treasurer.

     "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

     "Original Closing Date" shall mean August 3, 1993.

     "Original Credit Agreement" means the Credit Agreement dated as of August 3, 1993, among the Borrower, the Parent, the Lenders and the Agent, as the same has been amended, restated, supplemented or modified prior to the date hereof.

     "Other Indebtedness" shall mean all Indebtedness of Borrower other than the Obligations.

     "Parent" shall have the meaning ascribed to such term in the preamble hereto.

     "Parent Guaranty" shall mean that certain Guaranty executed by Parent in favor of the Agent for the benefit of itself and the Holders of Secured Obligations dated as of August 3, 1993, as the same may be amended, supplemented or otherwise modified from time to time.

     "Parent Security Agreement" shall mean that certain Security Agreement executed by Parent in favor of Agent for the benefit of itself and the Holders of the Secured Obligations dated as of August 3, 1993, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Permitted Existing Liens" shall mean the Liens on any property of Parent, Borrower or their respective Subsidiaries, in each case reflected on Schedule 1.01-C.

     "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

     "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

     "Pledge Agreements" shall mean the Pledge Agreements executed by (i) the Parent in connection with the pledge of the stock of each of Borrower, Great Hawaiian Cruise Line, Inc. and AMCV Development Corp. owned by the Parent and
(ii) the Borrower in connection with the pledge of the stock of each of the Borrower Subsidiaries (other than GAQSC), as any of the same may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that upon the consummation of any financing of the S.S. Independence permitted under Section 7.01(vii), the Agent shall be permitted to release the pledge of the stock of Great Hawaiian Cruise Line, Inc. and from and after such time "Pledge Agreements" shall no longer refer to such pledge.

     "Potential Event of Default" shall mean an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Prepayment Event" shall mean (i) any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition of assets (including trademarks and other intangibles), business units, individual business assets or property of the Borrower or any of its Subsidiaries, including the sale, transfer or disposition of any capital stock thereof or (ii) the incurrence, creation or assumption by the Borrower or its Subsidiaries of any Indebtedness (other than Indebtedness that is permitted to be incurred pursuant to Section 7.01) or the issuance or sale by the Borrower or any Subsidiaries of the Borrower of any debt securities or any obligations convertible into or exchangeable for, or giving any person or entity any right, option or warrant to acquire from the Borrower or any of the Subsidiaries of Borrower any Indebtedness or any such debt securities or any such convertible or exchangeable obligations; provided, however, that none of (a) the sale of inventory in the ordinary course of business, (b) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary, (c) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any of its Subsidiaries (other than dispositions described in clauses (a) or (b) of this proviso) to the extent that the Net Proceeds of any such disposition of assets received since the Original Closing Date do not in the aggregate exceed $5,000,000, and (d) the loss, damage or destruction of assets of the Borrower or any of its Subsidiaries (to the extent covered by insurance) to the extent that the Net Proceeds of any single loss do not exceed $1,000,000 shall be deemed to be a "Prepayment Event".

     "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

     "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Commitment and the denominator of which shall be the then aggregate amount of all Commitments, as adjusted from time to time pursuant to the terms of this Agreement.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., and any successor statute, and regulations promulgated thereunder.

     "Real Estate Mortgages" shall mean any and all mortgages, deeds of trust, collateral assignments of beneficial interest, leasehold mortgages and leasehold deeds of trust and covering the owned and leased real property of Parent, Borrower and its Subsidiaries identified on Schedule 1.01-B, executed by the Parent, Borrower or the Subsidiaries of the Borrower, as applicable, in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

     "Regulation D," "Regulation G," "Regulation T," "Regulation U" and "Regulation X" shall mean Regulation D, Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

     "Remedial Action" shall mean any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

     "Reportable Event" shall mean the events described in Section 4043(b) of ERISA or the regulations thereunder other than a Reportable Event described in subsections (3), (4) or (8) of Section 4043(b).

     "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

     "Requisite Lenders" means, except as otherwise provided in Section 11.06(b)(v), Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

     "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, provided that the issuance of such stock or junior class of stock is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the capital stock of Borrower or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of tax-sharing payments, allocated corporate overhead, guaranty fees or management fees to Parent or any of its Affiliates and (vi) any payment in the nature of a loan from Borrower or any of its Subsidiaries to Parent or any of Parent's Subsidiaries.

     "Revolving Credit Availability" shall mean, as at any particular date of determination, the amount by which Commitments exceed Revolving Loan Usage. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced will be treated as advanced in calculating Revolving Loan Usage unless the Borrower has directed that the requested advance be disbursed to repay the Revolving Loans.

     "Revolving Credit Facility" shall mean the revolving credit facility established for Revolving Loans pursuant to Section 2.01.

     "Revolving Loan" shall have the meaning ascribed to such term in Section 2.01(a).

     "Revolving Loan Usage" shall mean, at any given time, the aggregate outstanding principal balance of Revolving Loans.

     "Samuel Zell Group" shall mean Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange
Act).

     "Second Restatement" shall have the meaning ascribed to such term in the preamble hereto.

     "Secretary" shall mean the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

     "Secretary's Note" shall mean the Promissory Note to United States of America dated August 24, 1995, made by GAQSC to the Secretary in the principal amount of $60,589,000.

     "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

     "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Security Agreement" shall mean that certain Security Agreement executed by the Borrower in favor of the Agent for the benefit of itself and the Holders of Secured Obligations dated as of August 3, 1993, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Set Aside Amount" shall mean, in respect of any insurance settlement or condemnation award which does not in the aggregate exceed $5,000,000 received by the Borrower or any Subsidiary of Borrower, the portion thereof, if any, (a)
(i) set aside by the Borrower or the applicable Subsidiary for the replacement or repair of any lost, destroyed or damaged assets, equipment or other property that were the subject of an insurable loss, destruction or damage and for which an insurance settlement was made or (ii) set aside by the Borrower or the applicable Subsidiary for the replacement of any real property that was the subject of a taking and in respect of which a condemnation award was made and
(b) used within 6 months of the receipt of any such condemnation award or insurance proceeds related to such loss, destruction or damage or such taking, as applicable.

     "Ship Mortgages" shall mean the preferred ship mortgages dated as of August 3, 1993, covering the Delta Queen and the Mississippi Queen, executed by the Borrower or the Subsidiary of the Borrower, as applicable, in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

     "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

     (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

     (ii) it is then able and expects to be able to pay its debts as they mature; and

     (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Agent or any Lender is subject (a) with respect to the Three-month Secondary CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months or (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof.

     "Subsidiary Guaranties" shall mean each guaranty executed by each of the Borrower Subsidiaries (other than GAQSC) in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Subsidiary Security Agreements" shall mean each Security Agreement executed by each of the Subsidiaries (other than GAQSC) of the Borrower in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement between Parent and Borrower dated as of August 3, 1993 as the same may be amended, restated, supplemented or otherwise modified from time to time (i) in any respect which does not (a) result in the Borrower being required to make any greater payments thereunder either in absolute amounts or percentage terms or (b) reduce either in absolute amounts or percentage terms the benefits to the Borrower, without consent of any Lender or (ii) otherwise with the consent of the Requisite Lenders.

     "Taxes" shall have the meaning ascribed to such term in Section 2.09(a).

     "Termination Date" shall mean the earlier of (a) March 31, 1999 and (b) the date of termination of the Commitments pursuant to Section 2.02(d) or
Section 9.02(a).

     "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;
(iv) the institution by the PBGC of proceedings to terminate a Benefit Plan;
(v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan if such withdrawal would result in the imposition of withdrawal liability under Section 4219 of ERISA.

     "Transaction Costs" shall mean the fees, costs and expenses payable by Parent, Borrower or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

     "Transaction Documents" shall mean the Loan Documents and the Contribution Agreement.

     "Type" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

     1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

     1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles.

     1.04. Other Definitional Provisions. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". References to "Articles," "Sections," "subsections," "Schedules," "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.

     1.05. Amendment and Restatement of Second Restatement. The Borrower, the Parent, the Lenders and the Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02, the terms and provisions of the Second Restatement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made under the Second Restatement which are outstanding on the Effective Date shall continue as Loans and shall be governed by the terms of this Agreement.


                                   ARTICLE II
                 AMOUNTS AND TERMS OF REVOLVING CREDIT FACILITY

     2.01.  The Revolving Credit Facility.

     (a) Revolving Credit Availability. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to Borrower from time to time during the period from the Effective Date to the Business Day immediately preceding the Termination Date, in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time.

     (b) Several Commitments. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. The failure of any Lender to make available to the Agent any Borrowing of the Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of any Borrowing of the Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

     (c) Repayments and Prepayments. Loans may be voluntarily repaid at any time, shall be mandatorily prepaid pursuant to Section 2.05 and, subject to the provisions of this Agreement, any amounts voluntarily repaid in respect of Revolving Loans may be reborrowed, up to the amount available under Section
2.01 at the time of such Borrowing, until the Business Day immediately preceding the Termination Date.

     (d) Minimum Amounts. Loans made on any Funding Date shall be in integral multiples of $100,000 and in the aggregate minimum amount of $1,000,000, in the case of Loans constituting Base Rate Loans, and in integral multiples of $500,000 and in the aggregate minimum amount of $2,500,000, in the case of Loans constituting Eurodollar Rate Loans.

     2.02.  Loan Facility Mechanics.

     (a)  Notice of Borrowing.  Whenever Borrower desires to borrow under
Section 2.01(a), Borrower shall deliver to the Agent a Notice of Borrowing no later than 11:00 a.m (New York City time) (i) at least one (1) Business Day in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day) in respect of the Revolving Loan, (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Borrowing, and only with the consent of the Agent in its sole discretion at such time, Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.02(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 11:00 a.m. on the Funding Date of the requested Loan) of a Notice of Borrowing. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this Section 2.02(a) shall be irrevocable.

     (b) Making of Loans. Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof if the Agent consents to such telephonic notice), the Agent shall notify each Lender by telex or telecopy or other similar form of teletransmission, of the proposed Borrowing. Each Lender shall make the amount of its Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 11:00 a.m. (New York City time) on the Funding Date. After the Agent's receipt of the proceeds of such Revolving Loans, the Agent shall (unless it has not received the Notice of Borrowing in satisfaction of the requirements of Section 3.02(a) or has been informed that any of the other conditions precedent have not been satisfied) make the proceeds of such Revolving Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to an account of Borrower, designated in writing by Borrower in the Notice of Borrowing.

     (c) Failure to Fund by Lender. Unless the Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to make available to the Agent such Lender's Revolving Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 11:00 a.m. (New York City time) on a Funding Date, such Lender agrees to pay and Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) for the first three (3) Business Days and thereafter at the Alternate Base Rate, and (ii) in the case of Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon. Nothing in this Section 2.02(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

     (d) Voluntary Reduction of Commitments. Borrower shall have the right, at any time and from time to time, (i) to terminate the Commitments in whole, without premium or penalty, if no Revolving Loans are then outstanding, and no Revolving Loans have been requested but not yet advanced, or (ii) subject to the second to last sentence of this Section 2.02(d), permanently to reduce in part, without premium or penalty, the Commitments up to the amount by which the Commitments exceed the sum of (A) the Revolving Loan Usage and (B) the aggregate principal amount of all Revolving Loans requested hereunder but not yet advanced. Borrower shall give not fewer than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Any notice of reduction or termination pursuant to this Section 2.02(d) shall be irrevocable.

     (e) Retention of Rights and Remedies. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations shall have been fully and indefeasibly paid and satisfied and all financing arrangements among Borrower and the Lenders pursuant to any Loan Document shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

     (f) Notes. The Borrower shall execute and deliver to each Lender (or to the Agent on behalf of each Lender) on or before the Effective Date an amended and restated revolving loan note substantially in the form of Exhibit 5 to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. The Note delivered to each Lender shall be dated the Effective Date and shall be stated to mature on the Termination Date. Each Lender is hereby authorized to, and prior to any transfer of the Note issued to it each Lender shall, endorse the date and amount of the Loans made by such Lender, as applicable, and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of a Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Note, the Loan Account, absent manifest error, shall govern.

     2.03.  Interest on the Loans.

     (a) Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Alternate Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by Borrower at the time a Notice of Borrowing is given by the Borrower pursuant to Section 2.02(a) or at the time a Notice of Conversion/Continuation is delivered by Borrower pursuant to Section 2.03(c); provided, however, that Borrower may not select the LIBO Rate as the applicable basis for determining the rate of interest on a Loan (1) if at the time of such selection a Potential Event of Default or Event of Default exists or (2) if such a selection would be otherwise prohibited by the terms of this Agreement. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or a Notice of Conversion/Continuation has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Loans shall bear interest, subject to Section 2.03(d), at the following rates:

     (i) if a Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Base Rate Margin and (B) the Alternate Base Rate as in effect from time to time as interest accrues; and

     (ii) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin and (B) the LIBO Rate determined for the applicable Interest Period.

     (b) Interest Payments. Subject to Section 2.03(d), (i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last calendar day of each calendar quarter occurring after the Effective Date, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due, with respect to the principal amount then due and (D) on the Termination Date, and
(ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears
(A) on each Interest Payment Date applicable to such Eurodollar Rate Loan, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the prepayment thereof upon the date any principal of the Loan is due, with respect to the principal then due and (D) on the Termination Date.

     (c) Conversion or Continuation. (i) Subject to the provisions of Sections 2.07 and 2.08, Borrower shall have the option (A) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $2,500,000 from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $1,000,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto or upon the payment of compensation payable pursuant to Section 2.08(d); or (C) upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to or in excess of $2,500,000 as Eurodollar Rate Loans of the same type, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement.

     (ii) In the event Borrower shall elect to convert or continue a Loan under this Section 2.03(c), Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 11:00 a.m. (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business Day), (2) the amount of the Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. If no Interest Period is specified in any such Notice of Conversion/Continuation with respect to a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give the Agent telephonic notice of any proposed conversion or continuation by the time required under this Section 2.03(c); provided that such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 11:00 a.m. (New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation. Promptly after receipt of a Notice of Conversion/Continuation under this Section 2.03(c) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy, telephone or other similar form of transmission, of the proposed conversion or continuation.

     (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

     (iv) Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Rate Loan.

                (d) Default Interest. Notwithstanding the rates of interest specified in Section 2.03(a) and the payment dates specified in Section 2.03(b),
(i) from and after the occurrence of a payment default constituting an Event of Default under Section 9.01(a), until the past-due amount is paid, such amount not paid when due shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two percent (2.0%) and (B) the Alternate Base Rate in effect from time to time (the "Default Rate"), and (ii) (x) from and after the occurrence of any Event of Default described in Sections 9.01(f) or 9.01(g) with respect to the Parent, Borrower or any of their respective Subsidiaries and (y) from and after the occurrence of any other Event of Default set forth in a notice from the Agent or Requisite Lenders to the Borrower, and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Agreement Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to Section 9.02(a)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at the Default Rate.

                (e) Determination of Applicable Margins and Applicable Commitment Fee; Computation of Interest.

     (i) Definitions. As used in this Section 2.03(e) and in this Agreement, the following term shall have the following meaning:

                     "Applicable Margins" shall mean the Applicable Base Rate Margin and/or Applicable Eurodollar Rate Margin, as the case may be. The Applicable Commitment Fee and Applicable Margins shall be determined, in accordance with the provisions of this Section 2.03(e), by reference to the following:


              Bank             Applicable       Applicable  Applicable
          Indebtedness         Eurodollar       Base Rate   Commitment
          Leverage Ratio       Rate Margin      Margin      Fee
          -------------------  ---------------  ----------  ----------

          Greater than or
          equal to 5.25 to 1    2.25%            1.25%        0.50%

          Less than 5.25 to 1
          and greater than or
          equal to 4.75 to 1    2.00%            1.00%        0.50%

          Less than 4.75 to 1
          and greater than or
          equal to 4.0 to 1     1.75%            0.75%        0.50%

          Less than 4.0 to 1
          and greater than or
          equal to 3.5 to 1     1.50%            0.50%        0.375%

          Less than 3.5 to 1
          and greater than or
          equal to 2.5 to 1     1.25%            0.25%        0.375%

          Less than 2.5 to 1    1.00%            0.00%        0.375%

     (ii) Determination of Applicable Margins and Applicable Commitment Fee.

     (A) The Applicable Margin in respect of any Loan and the Applicable Commitment Fee payable under Section 2.04 shall be determined by reference to the tables set forth in clause (i) above, as applicable, on the basis of the Borrower's Bank Indebtedness Leverage Ratio (calculated initially with respect to the three quarters ending December 31, 1995, and thereafter on a rolling four quarter basis) determined by reference to the most recent financial statements delivered pursuant to Section 5.01(b) or 5.01(c).

     (B)  Upon receipt of the financial statements delivered pursuant to
Section 5.01(a) or Section 5.01(b), as applicable, the Applicable Margins for all outstanding Loans and the Applicable Commitment Fee shall be adjusted, such adjustment being effective on the first Business Day after receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, however, if the Borrower shall not have timely delivered its financial statements in accordance with Section 5.01(a) or
Section 5.01(b), as applicable, beginning with the date upon which such financial statements should have been delivered and continuing until such financial statements are delivered together with the Compliance Certificate, it shall be assumed for purposes of determining the Applicable Margins and the Applicable Commitment Fee that the Borrower's Bank Indebtedness Leverage Ratio was greater than 5.25 to 1.0.

     (C) Notwithstanding anything herein to the contrary, from the Effective Date through the date of receipt of the financial statements for the period ended June 30, 1996 pursuant to Section 5.01(b), the Applicable Eurodollar Rate Margin, Applicable Base Rate Margin and Applicable Commitment Fee shall be 1.50%, 0.50% and 0.375%, respectively.

     (iii) Computation of Interest. Interest on all Agreement Obligations (other than those on which the interest rate is determined by reference to the Prime Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Agreement Obligations with respect to which the interest rate is determined by reference to the Prime Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

     (f)  Changes; Legal Restrictions.  In the event that after the date hereof
(i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (ii) compliance by any Lender with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, Commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except with respect to Base Rate Loans, so long as the Base Rate in effect at the time is determined under clause (a) in the definition of "Alternate Base Rate"), and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining the Loans or its Commitment or to reduce any amount receivable hereunder or thereunder; then, in any such case, Borrower shall upon written notice from and demand by that Lender pay to such Lender, within fifteen (15) Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.03(f)) as may be necessary to compensate that Lender for any such additional cost incurred or reduced amount received. Such Lender shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the allocation made by such Lender of such costs and reductions, which statement shall, in the absence of manifest error, be conclusive. If a Lender subsequently recovers from another Person any amount previously paid by Borrower pursuant to this Section 2.03(f), such Lender shall, within thirty
(30) days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

     2.04.  Fees.

     (a) Commitment Fee. The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares except as set forth in Section 11.06(b)(vi), a fee (the "Commitment Fee"), accruing at the rate of the then Applicable Commitment Fee on the average daily amount by which the Commitments exceed Revolving Loan Usage for the period commencing on the date hereof and ending on the Termination Date, such Commitment Fee being payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the date hereof and on the Termination Date.

     (b) Payment of Fees. The fees described in this Section 2.04 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement or in the letter agreement dated March 21, 1996, between Chemical and the Borrower (the "Fee Letter") due to the Agent or any Lender, including, without limitation, amounts referred to in this Section 2.04 and in
Section 11.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.04 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 365 or 366 day year, as applicable.

     2.05. Prepayments. (a) Borrower shall not at any time cause or permit Revolving Loan Usage to exceed the Commitments. If at any time Revolving Loan Usage exceeds the Commitments at such time, Borrower shall, without demand or notice, promptly pay to the Agent such amount as may be necessary to eliminate such excess, which prepayment shall be applied as set forth in Section 2.06(b).

     (b) (i) In the event and on each occasion after the Effective Date that a Prepayment Event described in clause (ii) of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event subject to the provisions of subsection (b)(iii) below, pay to the Agent 100% of the amount of Net Proceeds of such Prepayment Event to the Agent. All such prepayments under this subsection (b)(i) shall be applied as set forth in Section 2.06(b).

     (ii) In the event and on each occasion after the Effective Date that a Prepayment Event that is an event described in clause (i) of the definition of the term "Prepayment Event" and is not excluded from the definition of such term pursuant to the proviso in such definition(an "Asset Sale Prepayment Event") occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) receipt by or on behalf of the Borrower or any Subsidiary thereof of the Net Proceeds from such Prepayment Event, pay 100% of the aggregate amount of Net Proceeds of all such Asset Sale Prepayment Events to the Agent, which amount, in the case of any Asset Sale Prepayment Event with respect to the American Queen, shall be reduced by any amounts required to be paid in connection with the MARAD Financing. All such prepayments under this subsection (b)(ii) shall be applied as set forth in
Section 2.06(b).

     (iii) In the event that the calculation of the Net Proceeds relating to any Prepayment Event included an estimate for income taxes that was at least $100,000 greater than the income taxes actually payable in respect thereof, the Borrower shall, promptly after determining the amount of income taxes actually payable, pay the amount by which such estimate exceeded the amount of taxes actually payable to the Agent, which prepayment shall be applied as set forth in Section 2.06(b).

     (c) In the event that a sale or other disposition of the Maison Dupuy Hotel is consummated in accordance with Section 7.02(a), within twelve months after the date thereof the Borrower shall, without demand or notice, prepay the Revolving Loans at such time and in such amounts as shall be necessary to ensure that during such twelve-month period there shall have been a period of not fewer than thirty (30) consecutive days during which the Revolving Loan Usage is equal to or less than $7,500,000 (a "Clean-down Period"), and thereafter the Borrower shall similarly make such prepayments as shall be necessary to ensure the occurrence of a Clean-down Period during each calendar year such that no more than eighteen months shall elapse between the dates of commencement of successive Clean-down Periods.

Any payment required by this Section 2.05 shall be payable without penalty or premium, except as may be required by Section 2.08(d) with respect to any Eurodollar Rate Loan prepaid as a result thereof.

     2.06.  Payments.

     (a) Manner and Time of Payment. Except as otherwise expressly set forth herein, all payments of principal of and interest on the Loans and other Agreement Obligations (including without limitation, fees and expenses) payable to the Agent or the Lenders (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of right, in Dollars and in immediately available funds, delivered to the Agent not later than 11:00 a.m.(New York City time) on the date and at the place due, to such account of the Agent as it may designate, for the account of the Agent or the Lenders as the case may be; and funds received by the Agent after that time and date shall be deemed to have been paid and received by the Agent on the next succeeding Business Day. Payments actually received by the Agent for the account of the Agent or the Lenders or any of them, shall be paid to them promptly after receipt thereof by the Agent. All payments of principal, interest and fees, and all reimbursements for expenses pursuant to this Agreement and the other Loan Documents, may at the option of the Agent (but without any obligation to do so) and upon reasonable notice to Borrower be paid from the proceeds of Revolving Loans made to Borrower hereunder. Borrower hereby irrevocably and unconditionally authorizes the Lenders to make Revolving Loans to it under the Revolving Credit Facility, which Revolving Loans shall be Base Rate Loans, for the purpose of paying interest and fees due from it and for the purpose of reimbursing the Agent and each Lender for expenses due and payable pursuant to this Agreement and the other Loan Documents and agrees that all such Revolving Loans so made shall be deemed to have been requested by it and at the option of the Agent (but without any obligation to do so) may be charged to Borrower's Loan Account.

     (b) Apportionment of Payments and Prepayments. (i) Subject to the provisions of Section 11.06(b), all payments and prepayments of principal and interest in respect of outstanding Loans and all payments of fees and all other payments in respect of any other Agreement Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 2.06(b)(ii), all such payments and prepayments and any other amounts received by the Agent from or for the benefit of the Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower, second, to pay principal of and interest on any advance made under Section 11.18 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders, third, to pay all other Agreement Obligations (other than as those referred to in clauses fourth and fifth) then due and payable, fourth, to pay interest in respect of the Revolving Loans then due and payable, and fifth, to pay the principal of the Revolving Loans. All principal payments and prepayments in respect of Loans shall be applied first, to the Eurodollar Rate Loans maturing on the date of such payment, second, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

     (ii) Subject to the provisions of Section 11.06(b), after the occurrence of an Event of Default and while the same is continuing, the Agent shall, unless otherwise specified at the direction of the Requisite Lenders which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

     (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

     (B) second, to pay interest on and then principal of any advance made under Section 11.18 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

     (C) third, to pay Agreement Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

     (D) fourth, to pay Agreement Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;

     (E) fifth, to pay interest due in respect of Revolving Loans;

     (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans in such order as the Agent may determine in its sole discretion;

     (G) seventh, to the ratable payment of all other Agreement Obligations;
and

     (H) eighth, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts.

The order of priority set forth in this Section 2.06(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and the other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses
(D) through (H) of this Section 2.06(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 2.06(b)(ii) may be changed only with the prior written consent of the Agent.

     (iii) Subject to Section 11.06(b), the Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder of Secured Obligations may request in writing, such funds as such Person may be entitled to receive; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender or any other Holder of Secured Obligations and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

     (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding

Business Day, unless such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day, and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.04, as the case may be.

     (d) Agent's Accounting. The Agent shall maintain such accounts, books and records (a "Loan Account") in which it shall record (i) the names and addresses of the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time; (ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and (iii) all payments of such Obligations made by Borrower or for Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Entries in any Loan Account made in accordance with the Agent's or any Lender's customary accounting practices as in effect from time to time shall constitute prima facie evidence of the matters reflected therein.

     2.07. Interest Periods. By giving notice as set forth in Section 2.02(a) or 2.03(c) with respect to a Borrowing of, conversion into or continuation of Loans consisting of Eurodollar Rate Loans, Borrower shall have the option, subject to the other provisions of this Section 2.07 and Section 2.08, to specify an interest period (each an "Interest Period") to apply to the Borrowing described in such notice, which Interest Period shall be either a one
(1), two (2), three (3) or six (6) month period. The determination of Interest Periods shall be subject to the following provisions:

     (a) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

     (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that calendar month, that Interest Period shall expire on the immediately preceding Business Day;

     (c) Borrower may not select an Interest Period which terminates later than the Termination Date; and

     (d) Without the prior written consent of the Agent, there shall be no more than five (5) Interest Periods under this Agreement in effect at any one time.

     2.08.  Special Provisions Governing Eurodollar Rate Loans.
Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     (a) Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York City time) on the Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and to each Lender.

     (b) Interest Rate Unascertainable, Inadequate or Unfair. With respect to any Interest Period, if deposits in Dollars (in the applicable amount) are not being offered to Chemical Bank in the London interbank Eurodollar market for such Interest Period, if the Agent shall have determined that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Rate Loans during such Interest Period or if adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate, then the Agent shall forthwith give notice thereof to Borrower and each Lender, whereupon until the Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of Borrower to elect to have Loans bear interest based upon the LIBO Rate shall be suspended, and (b) each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

     (c) Illegality. (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination and the reasons therefor. The Agent shall promptly forward any such notice it receives to the other Lenders.

     (ii) Upon the giving of the notice referred to in Section 2.08(c)(i), (A) Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans with respect to the requested Borrowing shall be immediately suspended, and the Lenders shall make Loans, with respect to such requested Borrowing of Eurodollar Rate Loans as Base Rate Loans, and (B) if Eurodollar Rate Loans are then outstanding, Borrower shall immediately (or, if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to the Agent and the Lenders) convert all such Loans of the same Borrowing into Base Rate Loans.

     (iii) In the event that a Lender determines at any time following its giving of a notice referred to in Section 2.08(c)(i) that such Lender may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination, whereupon Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans shall be restored. The Agent shall promptly forward any such notice it receives to the Lenders.

     (d) Compensation. In addition to such amounts as are required to be paid by Borrower pursuant to Sections 2.03(a), 2.03(d), 2.03(f), 2.04 and each other provision of this Agreement requiring payment by Borrower, Borrower shall compensate each Lender, upon demand, for all losses (including lost profits), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.03(c)(ii), (ii) if any principal payment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to Section 2.05 but excluding any prepayment of any Eurodollar Rate Loan in connection with the replacement of any Lender under clause (i) of Section 2.13) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.08(c), (iv) as a consequence of an acceleration of the Obligations pursuant to Section 9.02(a) or (v) as a consequence of any other failure by Borrower to repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to Borrower, as a condition of Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

     (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; provided that no such Lender shall be entitled to receive any greater amount under Section 2.03(f) or Section 2.09 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or
(ii) such claim would have arisen even if such transfer had not occurred.

     2.09. Taxes. (a) Any and all payments by Borrower hereunder shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business other than by reason of this Agreement or the transaction contemplated hereby (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments or the Loans being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable
(y) after the date of this Agreement, to such payments by Borrower made to the Applicable Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or (z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce such Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Commitments or such Lender.

     (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments or the Loans (hereinafter referred to as "Other Taxes").

     (c) Borrower will indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this
Section 2.09) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.09 submitted to Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

     (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower will furnish to the Agent, at its address referred to in Section 11.08, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section
2.09 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

     (f) Without limiting the obligations of Borrower under this Section 2.09, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 11.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the IRC (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Agent pursuant to this Section 2.09(f). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to January 1, 1994, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

     (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

     (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from Borrower; or

     (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of

America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

     Each Lender shall promptly furnish to Borrower and the Agent such additional documents as may be reasonably required by Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     2.10. Increased Capital. If any Lender determines that (a) the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards"; (b) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date hereof or (c) compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of or with reference to this Agreement, such Lender's Commitment or its making or maintaining Loans, below the rate which such Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to such Lender additional amounts sufficient to compensate such Lender for such reduction, upon receipt by Borrower (with a copy to the Agent) of a certificate as to such amounts, by such Lender, setting forth in reasonable detail the basis for, and the calculations used by such Lender in determining, any such amounts. Such certificate, in the absence of manifest error shall be conclusive and binding for all purposes. Each Lender agrees promptly to notify Borrower and the Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section 2.10, provided that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

     2.11. Use of Proceeds of the Loans. The proceeds of the Loans shall be used for general corporate purposes.

     2.12. Authorized Officers of Borrower. Borrower shall notify the Agent in writing of the names of the officers and employees authorized to request Loans and to request a conversion or continuation of any Loan and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or such Conversion or Continuation until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or such conversion or continuation, the Agent shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

     2.13. Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) has requested compensation from the Borrower under Sections 2.03(f), 2.09 or 2.10 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iii) delivered a notice pursuant to Section 2.08(c)(i) claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions which complies with the provisions of Section 11.02) (and, if selected by the Borrower is reasonably acceptable to the Agent) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and all Loans owing to it in accordance with
Section 11.02. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.03(f), 2.09 and 2.10, and compensation payable under Section 2.08(d) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.13; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 11.03 and 11.04, as well as to any fees accrued for its account hereunder and not yet paid.

Upon the replacement of any Affected Lender pursuant to this Section 2.13, (x) each such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Agent and the Holders of Secured Obligations in the Collateral except with respect to Eligible Hedging Contracts and (y) the provisions of Section 11.06(b) shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.


                                  ARTICLE III
                              CONDITIONS TO LOANS

     3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make any Revolving Loan requested to be made by it hereunder shall be subject to the satisfaction of all of the following conditions precedent:

     (a) Documents. The Agent and the Lenders shall have received on or before the Effective Date (i) this Agreement, the Notes, the other Transaction Documents and all other agreements, documents and instruments described in the List of Supplemental Closing Documents attached hereto as Exhibit 6 and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Agent and the Lenders and (ii) such additional documentation as the Agent or any Lender may reasonably request.

     (b) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans on the Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

     (c) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of Parent, the Borrower or the Consolidated Borrower Group taken as a whole shall have occurred since December 31, 1995, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

     (d) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans.

     (e) Representations and Warranties. All of the representations and warranties contained in Section 4.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

     (f) Payment of Fees and Expenses. On the Effective Date, the Borrower shall have paid to the Agent, for the accounts of the Lenders and the Agent, as applicable, an amount equal to the sum of (i) all fees due and payable on or before the Effective Date (including, without limitation, all fees described in the Fee Letter) and (ii) all expenses due and payable on or before the Effective Date (including the expenses and fees of Sidley & Austin then due and payable).

     (g) Legal Matters. All legal and regulatory matters shall be satisfactory to the Agent and its counsel and to each Lender and their respective counsel.

     3.02. Conditions Precedent to all Loans. The obligation of each Lender to make any Revolving Loan requested to be made by it on any date or to convert/continue any Loan requested to be converted/continued on any date, is subject to the following conditions precedent as of such date:

     (a) Notice of Borrowing. The Agent shall have received in accordance with the provisions of Section 2.02(a), with respect to any Revolving Loan, an original and duly executed Notice of Borrowing or, in accordance with the provisions of Section 2.03, with respect to conversion/continuation of any Loan, an original and duly executed Notice of Conversion/Continuation.

     (b) Additional Matters. As of the Funding Date for any Revolving Loan or as of the proposed date for continuation/conversion, as applicable:

     (i) Representations and Warranties. All of the representations and warranties of Borrower contained in or repeated pursuant to Section 4.02 and of Parent, Borrower or their respective Subsidiaries contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such Funding Date as though made on and as of such date both before and after taking into account the requested Revolving Loans to be made.

     (ii) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Revolving Loan.

     (iii) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.08(d), 2.09 or 2.10), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Revolving Loan or as a result of making any such Loan impose or result in the imposition of any material adverse condition upon any Lender.

     (iv) No Material Adverse Change. No event shall have occurred after December 31, 1995 which, in the reasonable judgment of the Requisite Lenders, has had or could have a Material Adverse Effect.

     (v) No Forfeiture Proceedings. None of the Parent, the Borrower or any of their respective Subsidiaries shall have been named as a defendant in a criminal indictment under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute which provides for forfeiture of assets as a potential criminal penalty unless such proceeding shall not be adverse to the interests of the Lenders.

     The request by Borrower for any Revolving Loan made, or to be made, on any Funding Date other than the Initial Funding Date or delivery of any Notice of Conversion/Continuation shall constitute a representation and warranty by Borrower as of such Funding Date or as of such conversion/continuation date, as applicable that all the conditions contained in this Section 3.02 have been satisfied or waived in writing pursuant to
Section 11.07.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.01. Representations and Warranties on the Initial Funding Date. To induce each Lender and the Agent to enter into this Agreement and to make the Loans, each of Parent and the Borrower hereby represents and warrants to each Lender and the Agent that the following statements are true and correct:

     (a) Organization; Corporate Powers. Parent, Borrower and each of their respective Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

     (b) Authority. (i) Parent, Borrower and each of their respective Subsidiaries has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

     (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which it is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Parent, Borrower and each of their respective Subsidiaries and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.

     (iii) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by Parent, Borrower and each of their respective Subsidiaries and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Agent and the Requisite Lenders or, where so required, all of the Lenders, and Parent, Borrower and each of their respective Subsidiaries and, to the best of Borrower's knowledge, the other parties thereto have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

     (c) Subsidiaries. Each of Parent and Borrower have no Subsidiaries other than those described in Schedule 4.01(c) and those, if any, which are permitted
by Section 7.03 to be created after the Effective Date.   With respect to each
of Parent and Borrower their only activities are to hold the stock of their Subsidiaries.

     (d) No Conflict. The execution, delivery and performance of each Transaction Document to which it is a party by Parent, Borrower and each of their respective Subsidiaries and each of the transactions contemplated thereby do not and will not (i) conflict with any Contractual Obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's Certificate or Articles of Incorporation or By-Laws or (iii) except as set forth on Schedule 4.01(d), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, arising pursuant to the Loan Documents or Liens permitted pursuant to Section 7.02(b)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.

     (e) Governmental Consents. The execution, delivery and performance of each Transaction Document to which it is a party, by Parent, Borrower and each of their respective Subsidiaries and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority.

     (f) Governmental Regulation. None of Parent, Borrower or any of their respective Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

     (g) Financial Position. (i) As of the Effective Date, all quarterly and annual financial statements of Borrower or of the Consolidated Borrower Group delivered to the Agent were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Borrower or the consolidated financial position of the Consolidated Borrower Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

     (ii) All quarterly and annual financial statements of Consolidated Parent Group, Borrower or of the Consolidated Borrower Group delivered to the Agent after the Effective Date were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Borrower or the consolidated financial position of the Consolidated Parent Group or the Consolidated Borrower Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated in the Transaction Documents, none of Parent, Borrower or any of their respective Subsidiaries has any material obligations, contingent liabilities or liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto.

     (h) Financial Projections. As of the date of this Agreement, the financial statement projections for the Consolidated Borrower Group sent to the Lenders by the Agent under cover dated March 15, 1996 fairly present in all material respects the financial condition of such Persons and the results of operations and changes in cash flows for the periods covered thereby (subject to normal year-end adjustments). As of the date of such financial statement projections, neither Borrower nor any of its Subsidiaries had any material (i) obligations, (ii) contingent liabilities or liabilities for taxes, long-term leases or (iii) material or unusual forward or long-term commitments which are not reflected in such projections or the notes thereto. As of the date of this Agreement such projections (and the assumptions made in preparing such projections) reflect the Borrower's best estimate of future performance based upon the information available to Borrower at the time, and the methodology used in the projections was reasonable.

     (i)  Capitalization.

     (i) As of the Effective Date, Schedule 4.01(i) sets forth the number of shares and the relevant percentages of capital stock held by each shareholder of the Parent that holds in excess of 5% of the Capital Stock of the Parent of which the Borrower has knowledge.

     (ii) There are outstanding no shares of any class of capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of:

     (A)  Borrower other than capital stock described on Schedule 4.01(i);

     (B) any Subsidiary of the Borrower other than the capital stock held directly or indirectly by Borrower and, other than with respect to GAQSC, pledged to the Agent for the benefit of itself and Holders of Secured Obligations pursuant to Pledge Agreements;

     (C) Great Hawaiian Cruise Line, Inc. other than (1) the capital stock held directly or indirectly by Parent and pledged to the Agent for the benefit of itself and the Holders of Secured Obligations pursuant to the Pledge Agreements and (2) the capital stock held directly or indirectly by persons that are not Affiliates of the Borrower and, in each case, the number of shares of which and relevant ownership percentage of which are set forth on Schedule 4.01(i);

     (D) any Subsidiary of Parent (excluding the Borrower and its Subsidiaries) other than the capital stock held directly or indirectly by Great Hawaiian Cruise Line, Inc.

None of such capital stock (other than the capital stock of Great Hawaiian Cruise Lines, Inc. described in Section 4.01(i)(ii)(C)(2) or as otherwise disclosed on Schedule 4.01(i)) is subject to any security, instrument, warrant, option or purchase rights, agreement, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto other than pursuant to the Pledge Agreements. The outstanding capital stock of Parent, Borrower and each of their respective Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

     (j) Litigation; Adverse Effects. (i) Except as set forth in Schedule 4.01(j), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against Parent, Borrower, or any of the respective Subsidiaries or any Property of any of them, which if adversely determined would be reasonably expected to result in any Material Adverse Effect.

                (ii) None of Parent, Borrower or any of their respective Subsidiaries is (A) to the knowledge of Borrower, in violation of any applicable law which violation has or might reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or might have a Material Adverse Effect. Except as set forth in Schedule 4.01(j), there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened against or affecting Parent, Borrower, or any of their respective Subsidiaries (1) which challenges the validity or the enforceability of any of the Transaction Documents or (2) which will or would reasonably be expected to result in (y) any liability in the aggregate in the amount of greater than $1,000,000 with respect to any such Person (in each case net of applicable third-party insurance coverage other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the insured person) or (z) which involves a claim under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.

     (k) No Material Adverse Change. With respect to Borrower, the Consolidated Parent Group taken as a whole or the Consolidated Borrower Group taken as a whole, there has occurred no event since December 31, 1995 which has or could have a Material Adverse Effect.

     (l) Payment of Taxes. All tax returns and reports of each of Parent, Borrower and their respective Subsidiaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with Agreement Accounting Principles, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities the failure of which to pay would not be reasonably expected to have a Material Adverse Effect in the aggregate and tax returns and reports with respect to taxes that are reserved against in accordance with Agreement Accounting Principles. On the Effective Date, except as set forth in clause (iv) above or on Schedule 4.01(l), and after the Effective Date, except as set forth in clauses (i) through (iv) above or on Schedule 4.01(l), Borrower has no knowledge of any proposed tax assessment against Parent, Borrower or any Borrower Subsidiary and Borrower has no knowledge of any proposed material tax assessment against any of the Parent's subsidiaries. All tax assessments referred to in Schedule 4.01(l) are being contested in good faith by Parent, Borrower or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with GAAP.

     (m) Material Adverse Agreements. None of Parent, Borrower or any of their respective Subsidiaries is a party to or subject to any Contractual Obligation or other restriction contained in its charter or By-laws which has or would be reasonably expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Transaction Documents or otherwise.

     (n) Performance. None of Parent, Borrower or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations could have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have or are not reasonably expected to have a Material Adverse Effect.

     (o) Securities Activities. None of Parent, Borrower, or any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     (p) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of Parent, Borrower and any of their respective Subsidiaries contained in the Transaction Documents, and all certificates and other documents delivered to the Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (q) Requirements of Law. Parent, Borrower, and each of their respective Subsidiaries is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or would be reasonably expected to have a Material Adverse Effect.

     (r) Patents, Trademarks, Permits, Etc. Parent, Borrower, and each of their respective Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business except to the extent that the absence of which does not have and could not have Material Adverse Effect. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by Parent, Borrower or any of their respective Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by Parent, Borrower or any of their respective Subsidiaries in any manner which has or might have a Material Adverse Effect.

     (s) Environmental Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (i) each of the operations of Parent, Borrower, and their Subsidiaries comply in all material respects with all applicable environmental, health and safety Requirements of Law; (ii) each of Parent, Borrower and their Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and each of Parent, Borrower, or their respective Subsidiaries is in compliance with all terms and conditions of such Permits;
(iii) (A) none of Parent, Borrower, or any of their respective Subsidiaries, any of their present Property or operations and (B) to the knowledge of Parent and Borrower, none of the Parent's, Borrower's or their respective Subsidiaries' previously owned Property or past operations is subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law or is the subject of any investigation by any Governmental Authority evaluating the need for Remedial Action to respond to a material Release or threatened Release of a Contaminant into the environment, or is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; (iv) none of the operations of Parent, Borrower or any of their respective Subsidiaries is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (v) none of the present or, to the knowledge of Parent and Borrower, past operations of Parent, Borrower or their respective Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment; (vi) to the knowledge of Parent and Borrower, no past or present property of Parent, Borrower or any of their respective Subsidiaries is now or has ever been a storage, treatment or disposal facility for hazardous waste, as those terms are defined under 40 CFR
Part 261 or any state equivalent; (vii) none of Parent, Borrower or their respective Subsidiaries has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment; (viii) there is not now, nor has there ever been, on or in the Property of Parent, Borrower or any of their respective Subsidiaries: (A) any underground storage tanks or surface impoundments or (B) any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment; (ix) none of Parent, Borrower or their respective Subsidiaries has received any notice or claim to the effect that it is or might be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, or as a result of exposure to asbestos or to any other hazardous substance, which might result in liability in excess of workers compensation; (x) no Environmental Lien has attached to any Property of Parent, Borrower or any of their respective Subsidiaries; or (xi) within the last eighteen months, each of Parent and Borrower has inspected its Property and the Property of its respective Subsidiaries and all asbestos containing material, if any, which is on or part of such Property (excluding any raw materials which are used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable or proposed Requirement of Law; and (xii) none of the products which Parent, Borrower or any of their respective Subsidiaries manufactures, distributes or sells, or ever has manufactured, distributed or sold, contains asbestos material.

     (t)  Employee Benefit Matters.

     (i) ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 4.01(t). Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified (or will be submitted to the IRS for a determination as to its qualified status within the applicable remedial amendment period for such Plan), and each trust related to any such Plan has been determined to be exempt from Federal income tax under
Section 501(a) of the IRC as currently in effect.  Except as disclosed in
Schedule 4.01(t), neither Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with all of the responsibilities, obligations or duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived. Neither the Borrower nor any ERISA Affiliate or any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the IRC which could result in the imposition of a penalty or fine, the payment of which could result in a Material Adverse Effect, or (ii) has taken or failed to take any action which would constitute or result in a Termination Event that could subject either the Borrower or an ERISA Affiliate to a material liability to pay money. Except as disclosed on Schedule 4.01(t), neither the Borrower nor any ERISA Affiliate has any potential liability of a material amount under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Agent is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any ERISA Affiliate has by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

     (u) Solvency. Each of the Parent and Borrower, individually, and each of the Consolidated Parent Group and the Consolidated Borrower Group, considered as one enterprise, is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

     (v) Assets and Properties. Each of Parent, Borrower, and their respective Subsidiaries has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 7.02(b)) which in the aggregate do not have a Material

Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to or used by Borrower or any of its Subsidiaries are in good repair, working order and condition, excepting ordinary wear and tear, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations. Substantially all of the assets and properties owned by, leased to or used by Parent or any of its Subsidiaries are in working order so as to permit the conduct of business consistent with past practices, excepting ordinary wear and tear.

     (w) Joint Venture; Partnership. Except as set forth in Schedule 4.01(w), none of Parent, Borrower or any of their respective Subsidiaries is engaged in any joint venture or partnership with any other Person.

     (x) Labor Matters. Except as listed on Schedule 4.01(x), there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of Parent, Borrower or any of their respective Subsidiaries. No attempt to organize the employees of Borrower or any of their respective Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of Parent, Borrower or any of their respective Subsidiaries, is pending, or, to Borrower's knowledge, threatened, planned or contemplated.

     (y) No Default. No Potential Event of Default or Event of Default exists.

     (z) Restricted Junior Payments. On or after the Effective Date, neither Borrower nor any Subsidiary of Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to
Section 7.05.

     (aa) Advances to Parent. All Investments of the Borrower in the Parent as of the Effective Date constitute Indebtedness of the Parent extended by the Borrower on open account and none are evidenced by any promissory note or other instrument.

     4.02. Subsequent Funding Representations and Warranties. To induce each Lender and the Agent to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to each Lender and the Agent that the statements set forth in Section 4.01 (except to the extent that such statements expressly are made only as of the Effective Date or another earlier date), are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing after the Effective Date and on and as of the date any Notice of Continuation/Conversion is delivered to the Agent, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.

                                   ARTICLE V
                              REPORTING COVENANTS

     So long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

     5.01. Financial Statements. Each of Parent and Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and
records.   Borrower shall deliver or cause to be delivered to the Agent and each Lender:

     (a)  Quarterly Reports.

     As soon as practicable, and in any event within fifty-five (55) days after the end of each of Borrower's and Parent's first three fiscal quarters of any Fiscal Year, on a consolidated basis for each of the Consolidated Parent Group and the Consolidated Borrower Group and on a consolidating basis for the Consolidated Parent Group, each of the following:

                (A) a balance sheet as of the end of such fiscal quarter, and as of the end of the previous Fiscal Year;

                (B) an income statement for such fiscal quarter and for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year; and

                (C) a cash flow statement for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding period of the previous Fiscal Year.

all prepared by Parent or the Borrower, as applicable, together with a certification by Borrower's chief financial officer that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

     (b) Annual Reports. As soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year on a consolidated basis for each of the Consolidated Parent Group, and the Consolidated Borrower Group, and on a consolidating basis for the Consolidated Parent Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year for the Fiscal Year of the current financial statement all in reasonable detail, and accompanied, in the case of such consolidated financial statements, by an opinion (unqualified as to scope or going concern and which is not adverse and does not contain any disclaimer) thereon of the firm of independent certified public accountants of recognized national standing regularly retained by Parent or the Borrower and acceptable to the Agent, which report shall state that such financial statements present fairly in all material respects the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards. In addition to these financial statements, as soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year, an Officer's Certificate of the Borrower setting forth (i) the total amount of Maintenance Capital Expenditures of the Consolidated Borrower Group (1) permitted pursuant to Section 8.06 and
(2) actually expended during the previous Fiscal Year, (ii) the total amount of Maintenance Capital Expenditures with respect to the Mississippi Queen (1) permitted and (2) actually expended during the previous Fiscal Year and (iii) the Carryover Amount for such Fiscal Year and stating that such officer has no reason to believe that such amounts are incorrect or misleading in any material respect.

     (c) Budget and Business Plan. Promptly upon completion, but in any event not later than one hundred twenty (120) days after the end of each Fiscal Year, a copy of the operating budget and projections by the Parent or Borrower, as applicable, of the income statement, balance sheet and cash flow of each of the

Consolidated Parent Group and the Consolidated Borrower Group each taken as a whole, for the next succeeding Fiscal Year of the Consolidated Parent Group and the Consolidated Borrower Group, all in form customarily prepared by the Parent's or Borrower's management, and promptly after preparation of any commentary on any such budget or projected financial statements, a copy of such commentary, such operating budget and projected financial statements to be accompanied by a certificate of Borrower's chief executive officer or chief financial officer to the effect that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect.

     (d) Compliance Certificate. Together with each delivery of (i) the financial statements pursuant to subsections (a) and (b) above, (A) an Officers' Certificate of Borrower or Parent, as applicable, stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Parent, Borrower and their respective Subsidiaries during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate (1) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Sections 2.05, 7.01, 7.03, 7.04, 7.05 and 7.11 and Article VIII, (2) setting forth Borrower's calculation, in detail, of the Borrower's Bank Indebtedness Leverage Ratio and based upon its calculations the Applicable Margins and Applicable Commitment Fee and (3) in the case of the financial statements delivered pursuant to subsection (a) or subsection (b) above, stating that such financial statements present fairly in all material respects the financial position of the Consolidated Parent Group and the Consolidated Borrower Group, as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with GAAP (except as otherwise noted therein) consistently applied and (ii) the financial statements pursuant to subsection (b) above, a written discussion and analysis by the management of Parent or the Borrower, as applicable, of such financial statements.

     (e) Accountant's Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a statement of the firm of independent certified public accountants which reported on such financial statements (i) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default and (ii) confirming the calculations set forth in the Compliance Certificate delivered simultaneously therewith pursuant to subsection (d) above (other than as relating to Section 7.11).

     (f) Report of Material Events. Promptly upon Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, or (B) of any condition or event which has or could have a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto.

     (g) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Parent, Borrower or any of their respective Subsidiaries (or any Property of such Person) involving claims in an aggregate amount in excess of $5 million or in excess of $1,000,000 with respect to any such Person or any Property of such Person except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs) and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which Parent, Borrower or any of their respective Subsidiaries currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has or could have a Material Adverse Effect.

     (h)  ERISA Matters.

     (i) As soon as possible, and in any event within thirty (30) Business Days after Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of Borrower describing such Termination Event and the action, if any, which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

     (ii) As soon as possible, and in any event within thirty (30) Business Days, after Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) involving Borrower or any ERISA Affiliate has occurred, a statement of the chief financial officer of Borrower describing such transaction and the action which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

     (iii) Within ten (10) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each annual report (Form 5500 series), including Schedule B thereto, filed after the Original Closing Date with respect to each Benefit Plan;

     (iv) Within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and within ten (10) Business Days after receipt, a copy of any communications received by Borrower or any ERISA Affiliate with respect to such request;

     (v) Within (30) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; provided that neither Borrower nor any ERISA Affiliate shall have an obligation to provide a copy of any actuarial report or annual report for any Multiemployer Plan if it is unable to obtain such documents after good faith efforts to do so;

     (vi) Within thirty (30) Business Days after the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Multiemployer Plan to which Borrower or any ERISA Affiliate was not previously contributing;

     (vii) Within ten (10) Business Days after receipt by Borrower or an ERISA Affiliate of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of each such notice;

     (viii) Within ten (10) Business Days after receipt by Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC, a copy of such letter;

     (ix) Within ten (10) Business Days after receipt by Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

     (x) Within ten (10) Business Days after the failure by Borrower or any ERISA Affiliate to make a required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or payment, a notification of such failure; and

     (xi) Within seven (7) Business Days after Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notification of such information.

For purposes of this Section 5.01, Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which Borrower or any ERISA Affiliate is the plan sponsor.

     (i) Other Information. Such other information respecting the financial condition of Parent, Borrower or their respective business, operations, assets, performance or prospects as the Agent or any Lender may, from time to time, reasonably request including, without limitation, financial projections, business plans and any information such Person's accountants may have with respect to such Person's financial condition, its business, operations, assets, performance and prospects. The Agent and the Lenders shall treat any non-public information so obtained as confidential.

     (j) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, sent or made available generally by Parent or Borrower to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by Parent or Borrower to the public, if any, concerning material developments in the business of Parent or Borrower.

     (k) Property Damage or Condemnation. Promptly after the occurrence thereof, written notification (or telephonic notice promptly confirmed in writing) of and a description of any Property of Parent, Borrower or any of their respective Subsidiaries with an aggregate value in excess of $1,000,000 damaged, lost or taken and the anticipated amount of any insurance or condemnation proceeds in connection therewith.

     (l) Loss of Right to Self-Insure. Promptly upon Borrower obtaining knowledge thereof, notice of the loss of the permission of the Federal Maritime Commission for any member of the Consolidated Borrower Group to self-insure with respect to the obligation to indemnify passengers with respect to ticket deposits with any such Person in the event of nonperformance of water transportation pursuant to Subpart A of Part 540 of Title 46, Code of Federal Regulations.

     5.02. Environmental Notices. Borrower shall notify the Agent and each Lender in writing, promptly upon Borrower's learning thereof, of any:

     (a) Notice or claim to the effect that Parent, the Borrower or any of their respective Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

     (b) Notice that Parent, the Borrower or any of their respective Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

     (c) Notice that any Property of Parent, Borrower or any of their respective Subsidiaries of Borrower is subject to an Environmental Lien;

     (d) Notice of violation to Parent, the Borrower or any of their respective Subsidiaries or awareness by Parent, the Borrower or any of their respective Subsidiaries of a condition which might reasonably be expected to result in a notice of violation of any environmental, health or safety Requirement of Law which has or could have a Material Adverse Effect;

     (e) Commencement or threat of any judicial or administrative proceeding alleging a violation by Parent, Borrower or any of their respective Subsidiaries of any environmental, health or safety Requirement of Law which, if adversely determined, has or could have a Material Adverse Effect;

     (f) New or proposed changes to any existing environmental, health or safety Requirement of Law that has or could have a Material Adverse Effect; or

     (g) Any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by Parent, Borrower or any of their respective Subsidiaries that would be reasonably likely to subject Parent, Borrower or any such Subsidiary to environmental, health or safety Liabilities and Costs in excess of $1,000,000.


                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

     Each of Borrower or Parent, as applicable, covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

     6.01. Corporate Existence, Etc. Except as permitted in Section 7.08, each of Borrower and Parent shall, and shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises. Each of Borrower and Parent shall promptly provide the Agent and each of the Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on
Schedule 4.01(c) hereto.

     6.02. Corporate Powers, Etc. Each of Borrower and Parent shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have or could not have a Material Adverse Effect.

     6.03. Compliance with Laws. Each of Borrower and Parent shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have or could not have a Material Adverse Effect.

     6.04. Payment of Taxes and Claims. Each of Borrower and Parent shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if, (i) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement

Accounting Principles shall have been made therefor or (ii) if adequate reserves in the absence of a contested claim are maintained therefor in accordance with Agreement Accounting Principles, if any, as shall be required in conformity with GAAP shall have been made therefor.

     6.05. Maintenance of Properties; Insurance. Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations (which shall in any event include each vessel, whether subject to a Ship Mortgage or otherwise, and each parcel of real property subject to any Real Estate Mortgage) and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain with financially sound insurance companies the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 6.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Requisite Lenders) insuring all Property and other assets material to the operations of Borrower and the Borrower Subsidiaries (which shall in any event include each vessel, whether subject to a Ship Mortgage or otherwise, and each parcel of real property subject to any Real Estate Mortgage) against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain liability insurance consistent with prudent industry practice with financially sound insurance companies. Not later than thirty (30) days after the renewal, replacement or material modification of any policy or program, the Borrower shall deliver or cause to be delivered to the Agent (in sufficient quantity for each of the Lenders, which the Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy. All casualty and business interruption insurance covering Borrower or any Subsidiary of the Borrower or any Property of Borrower or any Subsidiary of the Borrower shall contain an endorsement in the form of
Exhibit 7.

     6.06. Inspection of Property; Books and Records; Discussions. Each of Parent and Borrower shall permit, and shall cause each of their respective Subsidiaries to permit, any authorized representative(s) designated by Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Agent shall be at Borrower's expense.

     6.07. Labor Matters. Each of Parent or Borrower, as applicable, shall notify the Agent and each Lender in writing, promptly, but in any event within two (2) Business Days after learning thereof, of any material labor dispute to which it or any of their respective Subsidiaries may become a party, any strikes or walkouts relating to any of its or their respective Subsidiaries' facilities and the expiration of any material labor contract to which it or any of their respective Subsidiaries is a party or by which it or any of their respective Subsidiaries is bound.

     6.08. Maintenance of Permits. Each of Parent and Borrower shall obtain and maintain, and shall cause each of their respective Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights is not reasonably likely to have a Material Adverse Effect.

     6.09. Employee Benefit Matters. Each of Parent and Borrower shall establish, maintain and operate, and cause each of their respective Subsidiaries and other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans.

     6.10. Formation of Subsidiaries. The Borrower may form additional Subsidiaries organized as corporations under the laws of one of the states of the United States provided each of the following conditions precedent is met in connection therewith:

     (i) such Subsidiary shall have executed and delivered a Subsidiary Guaranty, a Subsidiary Security Agreement, and if requested by the Agent, an Intellectual Property Agreement;

     (ii) such Subsidiary shall have executed and become a party to the Contribution Agreement;

     (iii) to the extent such Subsidiary has an interest of record in real property or in a vessel, such Subsidiary shall execute and deliver such Mortgages in connection therewith as shall be requested by the Agent (with
Schedule 1.01-B being automatically amended as of the execution thereof);

     (iv) all financing statements and Mortgages relating to the Collateral of such Subsidiary shall have been filed or recorded and the Agent shall have received in form and substance reasonably satisfactory to the Agent, such assurances, including, without limitation, insurance policies, as the Agent may deem appropriate to establish such Subsidiary's title, the due creation, perfection and priority of the Agent's Liens for the benefit of itself and the Holders of Secured Obligations on such Collateral and the absence of any Liens which are not specifically permitted hereunder (with Schedule 1.01-C being automatically amended to reflect any Permitted Existing Liens on such proposed Subsidiary's assets);

     (v) Borrower shall have executed or shall have caused its appropriate Subsidiary to execute a Pledge Agreement in respect of all of the stock of such Subsidiary;

     (vi) the Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Agent, covering such matters relating to the proposed Subsidiary and the Collateral Documents executed and delivered to the Agent pursuant to this Section 6.10 as the Agent deems necessary;

     (vii) the Agent shall have received a compliance certificate from an executive officer of the Borrower certifying that after the formation of such Subsidiary, no Event of Default or Potential Event of Default exists; and

     (viii) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Agent or the Requisite Lenders in order to ensure that the documentation with respect to such Subsidiary is substantially the same as that received with respect to the Subsidiaries of the Borrower existing on the date hereof.


                                 ARTICLE VII
                             NEGATIVE COVENANTS

     Each of Parent and Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder:

     7.01. Indebtedness. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

     (i)  the Obligations;

     (ii)  the Existing Indebtedness;

     (iii)  Indebtedness in respect of Accommodation Obligations permitted by
Section 7.04;

     (iv) Indebtedness incurred by any Subsidiary of the Borrower with respect to which the Borrower or any other Subsidiary of the Borrower is the obligee;

     (v) Indebtedness incurred by the Borrower with respect to which the Parent or any Subsidiary of the Borrower is the lending obligee;

     (vi) Indebtedness incurred by the Parent with respect to which the Borrower is the lending entity; provided (y) each advance from the Borrower is made on open account and is not evidenced by any promissory note and (z) after giving effect thereto, the aggregate outstanding amount of such Indebtedness does not exceed an amount equal to the sum of the amount of Intercompany Receivables outstanding on the Effective Date plus $20,000,000;

     (vii) Indebtedness incurred by Great Hawaiian Cruise Line, Inc. on extended payment terms to finance the renovation and reconstruction of the S.S. Constitution or the S.S. Independence provided that the amount and payment terms are on terms satisfactory to the Requisite Lenders;

     (viii)  obligations in respect of Hedging Contracts;

     (ix) Indebtedness incurred by any of Parent, Borrower and their respective Subsidiaries in connection with the issuance of letters of credit for which such person is the account party in an aggregate amount (for all such Persons) of up to $5,000,000 at any one time;

     (x) other Indebtedness of the Parent, the Borrower and their respective Subsidiaries not exceeding in the aggregate $2,000,000 at any one time outstanding;

     (xi)  any refinancing of the Indebtedness described in clauses (i) through
(x), provided that any such refinancing is on terms no less favorable to the obligor than the Indebtedness being refinanced and provided, further, that the new Indebtedness incurred in connection with such refinancing does not exceed the principal amount (together with any premium or penalty) of the Indebtedness refinanced;

     (xii) Indebtedness incurred by Great Hawaiian Cruise Line, Inc. or any of its Subsidiaries and owed to the Parent; and

     (xiii) the GAQSC Obligations;

     provided, however, in each case after taking such Indebtedness into account the Consolidated Borrower Group is in full compliance with the provisions of Article VIII hereof.

     7.02.  Sales of Assets; Liens.

     (a) Limitation on Sales. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, sell, assign, transfer, lease (other than pursuant to the intercompany leases set forth on Schedule 7.02(a)), convey or otherwise dispose of any properties or assets, including, without limitation, any capital stock of any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom to the extent such disposition constitutes a Prepayment Event, unless the Net Proceeds of such disposition are paid to the Agent in accordance with
Section 2.05(b); provided, however, that (i) the Borrower shall not, and shall not permit any of its Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of the American Queen, the Delta Queen or the Mississippi Queen or any of the capital stock of any Subsidiary which owns any of the foregoing except for fair market value and with the prior written approval of all of the Lenders, which approval will not be unreasonably withheld, and provided all of the Net Proceeds of any such disposition are paid to the Agent in accordance with Section 2.05(b) (subject, in the case of dispositions with respect to the American Queen to payment of amounts required to be paid in connection with the MARAD Financing), and (ii)in the event of the sale or other disposition of the Maison Dupuy Hotel, effective upon the consummation of such disposition, if the Commitments at such time are greater than $15,000,000, the Commitments shall be automatically and permanently reduced on a pro rata basis to an aggregate amount of $15,000,000.

     (b) Liens. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of Borrower or Parent and all Collateral) except:

     (i) Liens granted to the Agent for the benefit of itself and the Holders of Secured Obligations, securing the Obligations;

     (ii)  Customary Permitted Liens;

     (iii)  Permitted Existing Liens;

     (iv) Liens on any property of Great Hawaiian Cruise Line, Inc. and its Subsidiaries securing principal indebtedness for borrowed money in amounts not to exceed the amounts of Indebtedness permitted pursuant to Section 7.01;

     (v) Liens on property existing at the time of acquisition thereof by Parent, Borrower or any of their respective Subsidiaries and not created in contemplation of such acquisition and Liens securing purchase money Indebtedness for equipment to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed $500,000, is permitted under
Section 7.01 and the value of the equipment securing such Indebtedness approximates the amount of such Indebtedness provided that in each case such Liens do not apply to other property or assets of such Person;

     (vi) Liens with respect to judgments or attachments which do not result in an Event of Default or Potential Event of Default hereunder;

     (vii) Liens granted on cash collateral securing letters of credit permitted pursuant to Section 7.01(x) in favor of the issuer of such letter of credit;

     (viii) Liens on the S.S. Constitution or the S.S. Independence to secure the Indebtedness permitted under Section 7.01 in connection with the renovation and reconstruction of the S.S. Constitution or S.S. Independence, as applicable; and

     (ix) Liens on the American Queen and other property of GAQSC created pursuant to the GAQSC Security Agreement, the GAQSC Financial Agreement, the GAQSC Trust Indenture, the GAQSC Ship Mortgage and the GAQSC Depository Agreement to secure the GAQSC Obligations.

     7.03. Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, including, without limitation, any Affiliate of the Borrower (all such transactions being referred to as "Investments"), except:

     (i)  Investments by Borrower or any of its Subsidiaries in Cash
Equivalents;

     (ii) Investments constituting Intercompany Receivables as of the Effective Date and, provided that no Event of Default has occurred and is continuing or would result therefrom, Investments constituting Intercompany Receivables made after the Effective Date, provided further that each advance from the Borrower is made on open account and is not evidenced by a promissory note or any other instrument and after giving effect thereto the Borrower is in compliance with each of the covenants contained in Article VIII hereof;

     (iii) Investments by the Borrower in its Subsidiaries; provided, however, that such Investments by the Borrower in GAQSC may not exceed an aggregate amount of $10,000,000 and provided, further, that no such Investment shall be permitted to be made if before or after making such Investment an Event of Default has occurred and is continuing or would result therefrom;

     (iv) loans to employees in the ordinary course of business not in excess of an aggregate amount of $500,000 outstanding at any one time;

     (v) other Investments by Borrower and the Borrower Subsidiaries not in excess of an aggregate amount of $5,000,000 during the term of this Agreement; provided that no such Investment shall be permitted to be made if before or after making such Investment an Event of Default has occurred and is continuing or would result therefrom; and

     (vi) Investments by GAQSC in accordance with the GAQSC Security Agreement, the GAQSC Financial Agreement and the GAQSC Depository Agreement.

Notwithstanding anything herein to the contrary, (a) there shall be excluded from the calculation of Investments the accrual of intercompany charges incurred in the ordinary course and (b) there shall be included in the calculation of investments all transfers of cash or assets (other than the purchase of inventory in the ordinary course of business and upon terms that would be obtained in an arms-length transaction).

     7.04. Accommodation Obligations. Each of Borrower and Parent shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

     (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

     (ii) Accommodation Obligations arising in connection with the Transaction Documents, including, without limitation, Accommodation Obligations of the Parent with respect to the Indebtedness of one of its Subsidiaries in connection with the renovation and reconstruction of the S.S. Constitution;

     (iii) Accommodation Obligations of the Parent with respect to (a) the obligations of any member of the Consolidated Parent Group with respect to the indemnification of passengers with respect to ticket deposits with any such Person in the event of nonperformance of water transportation pursuant to Subpart A of Part 540 of Title 46, Code of Federal Regulations in accordance with Federal Maritime Commission regulations and (b) ordinary trade indebtedness of any member of the Consolidated Parent Group; and

     (iv) Accommodation Obligations of the Borrower pursuant to the GAQSC Guaranty.

     7.05. Restricted Junior Payments. Borrower shall not, and shall not permit any Subsidiary of Borrower to, declare or make any Restricted Junior Payment, except:

     (i)(a) payments of dividends to the Parent by the Borrower or (b) Investments by the Borrower in the Parent permitted pursuant to Section 7.03(ii) or (c) payments to purchase stock options owned by employees or former employees of a member of the Consolidated Parent Group in an aggregate amount not to exceed $600,000, provided: (x) at the time thereof and after taking into account the payment thereof, no Event of Default or Potential Event of Default exists or is reasonably anticipated to occur thereafter; (y) the aggregate amount of such dividends, Investments (exclusive of Investments permitted pursuant to Section 7.03(ii)) and payments does not exceed $2,000,000 in the aggregate in any Fiscal Year and (z) the sole purpose of such dividends is to pay dividends to the stockholders of the Parent or to allow the Parent to repurchase capital stock from its stockholders;

     (ii) any Subsidiary of Borrower may pay dividends to Borrower or another wholly-owned Subsidiary of Borrower;

     (iii) payments by the Borrower to Parent under the Tax Sharing Agreement provided: (a) no such payments shall be made at any time with respect to the income (whether trade or business income or passive income) of the Borrower's Subsidiaries unless the Borrower has received a like amount from such Subsidiaries; (b) no such payments shall be made at any time to the extent such payments exceed the amount of taxes which would be due and payable by Borrower and the corporations (with the Borrower, collectively the "Borrower Group") which would be members of the "affiliated group" (as defined in section 1504 of the IRC) of which Borrower would be the common parent if Borrower were not a member of the Parent affiliated group (as so defined) (the "Parent Group") if the Borrower Group filed a separate consolidated federal income tax return; (c) no such payments shall be made at any time an Event of Default or Potential Event of Default exists or is reasonably anticipated to occur thereafter to the extent such payments exceed the lesser of (1) the amount of taxes which would be due and payable by the Borrower Group, if the Borrower Group filed a separate consolidated federal income tax return and (2) the amount of the tax liability actually incurred and paid by the Parent Group; and (d) no such payment shall be made after the occurrence of an Event of Default under Section 9.01(f) or 9.01(g); and

     (iv) payments with respect to management services and overhead expenses by the Borrower or its Subsidiaries to Parent in an amount not to exceed $3,000,000 in the aggregate per each Fiscal Year thereafter; provided that no such payments may be made at any time an Event of Default or Potential Event of Default exists or is reasonably anticipated to occur thereafter.

     7.06. Conduct of Business. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, engage in any business other than the business engaged in by such persons on the date hereof or, following the Acquisition, the business engaged in by American Hawaii and, in each case, any business activities substantially similar or related thereto.

     7.07. Transactions with Affiliates. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time.

     7.08.  Restriction on Fundamental Changes.

     (a) Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:

     (i)  as otherwise permitted under Section 7.02(a);

     (ii) any Subsidiary of Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to Borrower or any other Subsidiary of Borrower (other than GAQSC); and

     (iii) any wholly-owned Subsidiary of Great Hawaiian Cruise Line, Inc. may merge into or convey, sell, lease or transfer all or substantially all of its assets to Great Hawaiian Cruise Line, Inc. or any other wholly-owned Subsidiary of Great Hawaiian Cruise Line, Inc.

     (b) Each of Parent or Borrower shall not, and shall not permit their respective Subsidiaries to acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 7.03.

     7.09. Employee Benefit Matters. Each of Parent and Borrower shall not, and shall not permit any of its ERISA Affiliates to:

     (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL and for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC, in excess of $100,000 is imposed.

     (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

     (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

     (iv) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any material liability to Parent, Borrower or any ERISA Affiliate;

     (v) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

     (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; or

     (vii) amend a Plan resulting in an increase in current liability for the plan year such that Parent, Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.

     7.10. Environmental Liabilities. Each of Parent and Borrower shall not, and shall not permit any of their respective Subsidiaries to, become subject to any Liabilities and Costs, which could have a Material Adverse Effect, arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.

     7.11. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

     7.12. Change of Fiscal Year. Each of Parent and Borrower shall not change its Fiscal Year.

     7.13. Amendment of Certain Documents. The Parent, Borrower and their respective Subsidiaries shall not permit any termination of, or any modification or amendment that is adverse in any respect to the Lenders to be made to either the certificate of incorporation or by-laws of the Parent, the Borrower or any of their respective Subsidiaries or in the Tax Sharing Agreement. The Borrower and GAQSC shall not modify or amend the GAQSC Obligations, the GAQSC Trust Indenture, the GAQSC Security Agreement, the GAQSC Financial Agreement, the GAQSC Ship Mortgage, the GAQSC Depository Agreement or the GAQSC Guaranty without the prior written consent of the Agent. The Borrower shall not permit GAQSC to terminate, modify or amend the Nominee Agreement dated October 31, 1991, between GAQSC (as successor to Creative Endeavors, Inc.) and Blackland Vistas, Inc. without the prior written consent of the Requisite Lenders, other than in connection with a disposition of the Maison Dupuy Hotel in accordance with Section 7.02(a).



                                  ARTICLE VIII
                              FINANCIAL COVENANTS

     8.01.  Maximum Bank Indebtedness Leverage Ratio.

     Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, Borrower shall not permit the Bank Indebtedness Leverage Ratio calculated at the end of each fiscal quarter set forth below to be greater than the ratio set forth below in column A with respect to such fiscal quarter, provided that in the event that the Maison Dupuy Hotel shall have been sold or otherwise disposed of, the respective ratios set forth in column B shall apply:



       Date                A            B
- ------------------         -            -

June 30, 1996           5.5 to 1     6.0 to 1


September 30, 1996      5.5 to 1     6.0  to 1
December 31, 1996       4.5 to 1     6.0  to 1

March 31, 1997          4.5 to 1     6.0  to 1
June 30, 1997           4.5 to 1     5.75 to 1
September 30, 1997      4.5 to 1     5.5  to 1
December 31, 1997       4.0 to 1     5.0  to 1

March 31, 1998          4.0 to 1     5.0  to 1
June 30, 1998           4.0 to 1     5.0  to 1
September 30, 1998      4.0 to 1     5.0  to 1
December 31, 1998       3.5 to 1     4.0  to 1


     8.02.  Loan Interest Coverage Ratio.

     Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder, Borrower shall not permit the Loan Interest Coverage Ratio calculated at the end of each fiscal quarter set forth below for the period of the immediately preceding four fiscal quarters to be less than the ratio set forth below in column A with respect to such fiscal quarter, provided that in the event that the Maison Dupuy Hotel shall have been sold or otherwise disposed of, the respective ratios in column B shall apply:


Fiscal Quarter
    Ending                 A            B
- ------------------         -            -
June 30, 1996           2.5 to 1     2.0 to 1
September 30, 1996      2.5 to 1     2.0 to 1
December 31, 1996       2.8 to 1     2.0 to 1

March 31, 1997          2.8 to 1     2.0 to 1
June 30, 1997           2.8 to 1     2.0 to 1
September 30, 1997      2.8 to 1     2.0 to 1
December 31, 1997       3.0 to 1     2.5 to 1

March 31, 1998          3.0 to 1     2.5 to 1
June 30, 1998           3.0 to 1     2.5 to 1
September 30, 1998      3.0 to 1     2.5 to 1
December 31, 1998       3.2 to 1     3.0 to 1


     8.03. Maintenance Capital Expenditures. Borrower shall not, and shall not permit any of its Subsidiaries to, in any Fiscal Year, incur Maintenance Capital Expenditures which exceed the sum of $6,000,000 in the aggregate plus the difference (the "Carryover Amount"), if positive, between (1) the maximum aggregate amount of Maintenance Capital Expenditures permitted pursuant to this
Section 8.06 for the immediately preceding Fiscal Year and (2) the aggregate amount of Maintenance Capital Expenses for such preceding Fiscal Year; provided, however, that the Carryover Amount shall not exceed $6,000,000.


                                 ARTICLE IX
                   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     9.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

     (a) Failure to Make Payments When Due. Borrower shall fail to (i) pay when due any principal of any Loan or (ii) to pay when due any interest on any Loan or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause (ii) shall continue for three (3) calendar days.

     (b) Breach of Certain Covenants. Parent, Borrower or any of their respective Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Section 5.01 or under Articles VII (other than Sections 7.07 and 7.09) and VIII or binding on Parent, Borrower or any of their respective Subsidiaries under any section of the Collateral Documents (which failure continues after the expiration of any grace period specified under such section of the Collateral Documents).

     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower to the Agent or any Lender herein or by Parent, Borrower or any of their respective Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by Parent, Borrower or any of their respective Subsidiaries pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.

     (d) Other Defaults. Parent, Borrower or any of their respective Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement
(except those described in Sections 9.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for thirty (30) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

     (e) Default as to Other Indebtedness. Parent, Borrower or any of their respective Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of Parent, Borrower or any such Subsidiary other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness is $1,000,000 or more with respect to Indebtedness of such Person or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of Parent, Borrower or any of their respective Subsidiaries having a book or fair market value in excess of $1,000,000 with respect to such Person in the aggregate.

     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against Parent, Borrower or any of their respective Subsidiaries and the petition shall not be dismissed within sixty
(60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent, Borrower or any of their respective Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent, Borrower or any of their respective Subsidiaries or over all or a substantial part of the property of Parent, Borrower or any of their respective Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Parent, Borrower or any of their respective Subsidiaries or of all or a substantial part of the property of Parent, Borrower or any of their respective Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Parent, Borrower or any of their respective Subsidiaries, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Parent, Borrower or any of their respective Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy,


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

insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; Parent, Borrower or any of their respective Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of Parent, Borrower or any of their respective Subsidiaries adopts any resolution to authorize or approve any of the foregoing.

     (h) Judgments. (i) Enforceable Judgments (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against Parent, Borrower or any of their respective Subsidiaries and such Enforceable Judgments shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgments, or (ii) Enforceable Judgments described in the proviso contained in the definition of Enforceable Judgments shall be rendered against Parent, Borrower or any of their respective Subsidiaries.

     (i) Dissolution. Any order, judgment or decree shall be entered against Parent, Borrower or any of their respective Subsidiaries decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or Parent, Borrower or any of their respective Subsidiaries shall otherwise dissolve or cease to exist except as expressly permitted pursuant to Section 7.08.

     (j) Collateral Documents; Failure of Security. For any reason other than a release of Liens in accordance with the terms of the Loan Documents or the failure of the Agent and the Lenders to take any action available to them to maintain the perfection of the Liens created in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, pursuant to this Agreement and the Collateral Documents, any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected or the Parent, the Borrower or any Subsidiary asserts that any such Lien is not valid and perfected.

     (k) Change in Control. (i) Any Change of Control occurs; (ii) Borrower shall cease to own directly or indirectly all of the capital stock of its Subsidiaries; or (iii) Parent


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

shall cease to own at least 80% of each class of the capital stock of Great Hawaiian Cruise Line, Inc. directly or indirectly.

     (l) Employee Benefit Related Liabilities. (i) Any Termination Event occurs which the Agent believes could subject Borrower or an ERISA Affiliate to a material liability to pay money if the payment of such liability would be reasonably likely to result in a Material Adverse Effect, (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to a material liability to pay money if the payment of such liability would be reasonably likely to result in a Material Adverse Effect.

     (m) Parent Guaranty Default. Parent shall terminate or revoke any of its obligations under the Parent Guaranty, breach any of the terms of the Parent Guaranty, or the Parent Guaranty shall otherwise become unenforceable for any reason.

     (n) Contribution Agreement Default. Any party to the Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the material terms of the Contribution Agreement.

     (o) Subsidiary Guaranty Default. Any Subsidiary party to any Subsidiary Guaranty shall terminate or revoke any of its obligations under its Subsidiary Guaranty, breach any of the terms of its Subsidiary Guaranty, or any Subsidiary Guaranty shall otherwise become unenforceable for any reason.

     For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 11.08.

     9.02.  Rights and Remedies.

     (a) Acceleration and Termination of Commitments. Upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g) with respect to Parent, Borrower or any of their respective Subsidiaries, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and all other Agreement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration),


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

all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to Borrower, (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and all other Agreement Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower.

     (b) Rescission. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.08, then by written notice to Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                                   ARTICLE X
                                   THE AGENT

     10.01. Appointment. (a) Each of the Lenders hereby designates and appoints Chemical Bank as the Agent of such Lender under this Agreement and the Loan Documents, and each of the Lenders hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are



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
incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article X.

     (b) The provisions of this Article X are solely for the benefit of the Agent and the Holders of Secured Obligations and Borrower shall have no right to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 10.07 or in Section 10.08). In performing its functions and duties under this Agreement, the Agent shall act solely as agent for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any of its Affiliates.

     10.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder of Secured Obligations. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Holder of Secured Obligations shall make its own independent investigation of the financial condition and affairs of Parent, Borrower and their respective Subsidiaries in connection with the making and the continuance of the Loans hereunder and the entering into any Eligible Hedging Contract and shall make its own appraisal of the creditworthiness of Parent, Borrower and their respective Subsidiaries, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder of Secured Obligations with any credit or other information with respect thereto, whether coming into its possession before the Effective Date or at any time or times thereafter. Each Lender acknowledges that neither the Agent nor counsel to the Agent nor any other Lender is providing any assurances, or shall have any responsibility, with respect to the ownership of the Property or the absence of any prior Liens or defects of title, or the legality, sufficiency or effect of any mortgage, certificate or notice, or any other document, or the validity, creation, perfection or priority of any Lien, or as to any decision to request, take, defer, omit or release any Collateral or to investigate or not to investigate any of those matters, and each Lender agrees to look solely to its rights as one of the Lenders with respect to any of the foregoing. If the Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where


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


expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

     10.03. Rights, Exculpation, Etc. Neither the Agent nor any of its Affiliates nor any of its officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder of Secured Obligations for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder of Secured Obligations to whom payment was due, but not made, shall be to recover from other Holders of Secured Obligations any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Holder of Secured Obligations for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of Parent, Borrower or any of their respective Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Parent, Borrower or any of their respective Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, all of the Lenders. Without limiting the foregoing, no Holder of Secured Obligations shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Collateral


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

Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

     10.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it in good faith.

     10.05. Indemnification. To the extent that the Agent is not reimbursed and indemnified by Borrower or Borrower fails upon demand by the Agent to perform its obligations to reimburse or indemnify the Agent, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents or any action taken or omitted by the Agent under this Agreement, the Collateral Documents or any of the other Transaction Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

     10.06. The Agent Individually. With respect to its Pro Rata Share hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent pursuant hereto.

     10.07. Successor Agent; Resignation of Agent. (a) The Agent may resign from the performance of its functions and duties


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

hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders and Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below.

     (b) The Requisite Lenders shall appoint a successor Agent who shall be reasonably satisfactory to Borrower provided no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

     (c) If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, with the consent of Borrower (which may not be withheld unreasonably), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders, with the consent of Borrower (which may not be withheld unreasonably), appoint a successor Agent as provided above. No consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

     (d) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 11.04.

     (e) Notwithstanding anything in this Section 10.07 to the contrary, no Person shall serve as an Agent unless such Person is a Lender.


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



     10.08. Collateral Matters. (a) Each of the Lenders authorizes and directs the Agent to enter into the Loan Documents relating to the Collateral for the benefit of itself and the Holders of Secured Obligations. Each of the Lenders agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement or any other Loan Document, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Loans or Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Parent, Borrower or any of their respective Subsidiaries; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Agent hereby appoints, authorizes and directs the Lenders to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Parent's, Borrower's and the Borrower's Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral in accordance with the terms of this Agreement and the other Loan Documents; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

     (b) The Holders of Secured Obligations hereby irrevocably authorize the Agent, at the option and in the discretion of the Agent, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all Loans and all other Agreement Obligations which have matured and which the Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of if Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 7.02 (and the Agent may rely conclusively


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

on any such certificate, without further inquiry); or (iii) constituting property in which the Parent, Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved or consented to by the Requisite Lenders (or, where so required, all of the Lenders). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

     (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Requisite Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release Collateral conferred upon the Agent under clauses (i) through (iv) of Section 10.08(b). So long as no Event of Default is then continuing, upon receipt by the Agent of the net cash proceeds of any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, to the extent such proceeds are required to be paid to the Lenders, and upon at least five (5) Business Days' prior written request by Borrower, the Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon such Collateral; provided, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

     (d) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("Related Obligations") which arise under any Eligible Hedging Contracts or which are otherwise owed to Persons entitled to indemnification pursuant to Section 11.04; provided that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent and with the priority expressly set forth in this Agreement and the Collateral Documents, and to such extent the Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations; but the Agent is otherwise acting solely as agent for the Lenders and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure


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

or other obligation whatsoever to any holder of Related Obligations; and
(ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder of Secured Obligations under any separate instrument or agreement or in respect of any Related Obligations; and (iii) each Holder of Secured Obligations shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Collateral Documents, by the Agent and the Requisite Lenders or, where expressly required, all of the Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, and its other Agreement Obligations, without any duty or liability to any other Holder of Secured Obligations or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder of Secured Obligations (except the Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Collateral Documents; and (v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right.

     10.09.  Relations Among Lenders.

     (a) Except as set forth in the following clause (b) of this section, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

     (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.



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



                                   ARTICLE XI
                                 MISCELLANEOUS

     11.01. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

     11.02.  Assignments and Participations.

     (a) At any time after the Original Closing Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Loans) in conformity with the following provisions:

     (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall transfer the same percentage of such Lender's Commitment, Loans and other interests hereunder;

     (ii) unless the Agent and the Borrower otherwise consent, the aggregate amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or, if less, the entire amount of such assigning Lender's Commitment, Loans and other interests hereunder (provided that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require Borrower's consent regardless of the size of such assignment);

     (iii) the Agent shall consent (which consent shall not unreasonably be withheld) to each such assignment and the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that such consent of the Agent shall not be required for any assignment made by a Lender to an Affiliate of such Lender; and

     (iv) With respect to any assignment made at a time when no Event of Default exists, the Borrower shall have consented to such assignment, which consent shall not unreasonably be withheld; provided, that such consent of the Borrower shall not be required for any assignment made by a Lender to an Affiliate of such Lender.


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


Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder (including, in respect of the Collateral, all the rights and obligations of a Holder of Secured Obligations, as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement) and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 11.03 and 11.04, as well as to any fees accrued for its account hereunder and not yet paid.

     (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment or and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Parent, Borrower or any of their respective Subsidiaries or the performance or observance by Parent, Borrower or any of their respective Subsidiaries of any of its obligations under any Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Article V and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent,


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

such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as an Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c) The Agent shall maintain at its address referred to on Schedule A, a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of
Exhibit 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 11.02(a) have been met, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent's Loan Account and (iii) give prompt notice thereof to Borrower.

     (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and Loans; provided, that (i) notice thereof is given to the Borrower and the Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.03(f), 2.08, 2.09 and 2.10 to the same extent as if they were Lenders; provided, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) Borrower, the Agent, and the other Lenders shall continue to deal


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


solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the Termination Date or the time of payment of interest thereon or fees, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans, (C) increase the aggregate amount of the Commitment or the Loans of the Lender granting the participation, or increase such Lender's Pro Rata Share, (D) release all or substantially all of the Collateral, or (E) release the Parent Guaranty or any of the Subsidiary Guaranties.

     (f) Upon the acceptance by the Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Note for cancellation and substitution. Promptly following receipt by the Borrower of any such notice, and verification from the Agent that the applicable Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Note issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance. The Borrower shall immediately upon delivery of such new Note(s), cancel the original Note delivered by the Lender assignor to the Borrower.

     (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to the Federal Reserve Bank or any Governmental Authority succeeding to its functions.

     (h) Notwithstanding the foregoing, no Lender, assignee or participant shall assign any portion of its rights or obligations under this Agreement or sell a participating interest in any Note held by such Lender, assignee or participant or assign, sell or otherwise transfer any stock pursuant to the Pledge Agreement entered into between the Parent and the Agent to (i) any individual not a citizen of the United States, or (ii) any entity that is not a citizen of the United States qualified to operate vessels in coastwise trade within the meanings of Section 2 of the Shipping Act, 1916 as amended (46


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


App. U.S.C. Section 802); provided, however, that the foregoing restriction as to assignment, sale or transfer to entities not qualified to operate vessels in coastwise trade, may be waived if, in the opinion of counsel to the Agent, said assignment, sale or transfer does not result in the loss of U.S. citizen status (for the purpose of operating Subsidiary of the Parent (including of the Borrower), or any Subsidiary thereof.

     Within the meaning of the Shipping Act, no corporation, partnership, or association is a citizen of the United Sates for purposes of operating a vessel in coastwise trade unless at least 75% of the interest in the entity is owned by citizens of the United States. A corporation is not a citizen of the United States unless (a) its president or other chief executive officer and the chairman of its board of directors are citizens of the United States and (b) no more of its directors than a minority of the number necessary to constitute a quorum are noncitizens and (c) the corporation itself is organized under the laws of the United States or of a State, Territory, District, or possession thereof. In the case of a corporation, 75% of the stock is not deemed to be owned by a citizen of the United States (a) if title to 75% of the stock obligation in favor of any person not a citizen of the United States; or (b) if 75% of the voting power in such corporation is not vested in citizens of the United States; or (c) if, through any contract or understanding, it is so arranged that more than 25% of the voting power in such corporation may be exercised, directly or indirectly, in behalf of any person who is not a citizen of the Untied States; or (d) if by any other means whatsoever control of any interest in the corporation in excess of 25% is conferred upon or permitted to be exercised by any person who is not a citizen of the United States.


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



     11.03.  Expenses.

     (a) Generally. Whether or not any Funding Date shall have occurred, Borrower agrees upon demand to pay, or reimburse the Agent for all such Agent's and any of its Affiliates' costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants (including allocated costs of internal counsel and legal assistants), auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants retained by the Agent, and other legal, travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III, the Collateral Documents and the other Transaction Documents or any amendment or waiver thereto and the making of the Loans hereunder; (ii) the creation, perfection or protection of the Agent's Liens in the Collateral for the benefit of itself and the Holders of Secured Obligations (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, trustee's fees, duplication costs and corporate search fees); (iii) reasonable fees, expenses and disbursements of the Agent's legal counsel (including allocated costs of internal counsel and legal assistants) in connection with the administration of this Agreement, the Transaction Documents, the Loans and the Collateral; and (iv) the protection, collection or enforcement of any of the Obligations or the Collateral. In addition, Borrower shall pay, or reimburse the Agent and the Lenders for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Agent or any Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Parent, Borrower, or any of their respective Subsidiaries and arising out of or in connection with the Transaction Documents.

     (b) After Default. Borrower further agrees to pay, or reimburse the Agent and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Agent or any Lender after the occurrence of an Event of Default (i) in enforcing any of the

Obligations or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to Parent, Borrower or any of their respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by Borrower or received by the Agent and applied as reimbursements for costs and expenses under this Section 11.03(b) shall be apportioned among the Agent and the Lenders in the order of priority set forth in Section 2.06.

     11.04. Indemnification and Waiver. Borrower agrees: (a) to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Parent, Borrower and of their respective Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Parent, Borrower or any of their respective Subsidiaries, the presence of asbestos-containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement, the Collateral Documents or any of


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

the other Transaction Documents, the capitalization of Borrower, the Lenders' Commitments, the making of, management of and participation in the Loans or the use or intended use of and the proceeds of the Loans hereunder (collectively, the "Indemnified Matters"); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in
Section 2.03(f) or 2.08(d) or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction; and (b) to assert no claim against the Agent, any of the Lenders, or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages, all of which claims, if any, are hereby waived. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding clause (a) may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 11.04 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

     11.05. Limitation of Liability. No claim may be made by Borrower, any Lender or other Person against the Agent, or any Lender or the Affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith, and Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     11.06.  Ratable Sharing; Defaulting Lender.

     (a) Subject to Sections 2.06 and 11.06(b), the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections
2.03(f), 2.04(b), 2.08(d), 2.09, 2.10, 2.13, 11.03 and 11.04), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with


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

their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.02(c), 2.03(f), 2.04(b), 2.08(d), 2.09, 2.10, 2.13, 11.03 and 11.04) or the
Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Agreement Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Agreement Obligations (excluding the fees described or referred to in Section 2.04), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Agreement Obligations owed to the others so that all such recoveries with respect to such Agreement Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.06(a) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     (b) In the event that the Federal Deposit Insurance Corporation is appointed as conservator or receiver of any Lender and thereafter such Lender fails to fund its Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

     (i) the foregoing provisions of this Section 11.06(b) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.03(c);

     (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Borrowing at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 11.06(b), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

     (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to Base Rate Loans under
Section 2.03 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

     (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of Section 2.06, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;

     (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Borrowing and the termination of the Commitments, the term "Requisite Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Borrowing have not been so cured) whose Pro Rata Shares represent more than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

     (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Borrowing is cured in accordance with Section 11.06(b)(ii),
(A) such Lender shall not be entitled to any Commitment Fees with respect to its Commitment and (B) the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the average amount by which the aggregate Commitments of such performing Lenders exceeds the


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

outstanding principal amount of the Loans owing to such performing Lenders.

     11.07. Amendments and Waivers. Subject to the provisions of Section 2.06(b)(ii) no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments or Termination Date or the time of payment of principal on any Loan, interest thereon or fees or waive any prescribed prepayment (including, without limitation by any amendment to or waiver of Section 9.02(a)), (ii) reduce the interest rate, the amount of any fees, indemnities or reimbursements hereunder, or the principal amount of the Loans (including, without limitation by any amendment to or waiver of Section 9.02(a)), (iii) increase the aggregate amount of the Commitments or the Loans of the Lenders or increase any Lender's Pro Rata Share or waive any prescribed reduction in the Commitments, (iv) release the security interest of the Holders of Secured Obligations in all or substantially all of the Collateral or, except in connection with a sale or other disposition permitted under Section 7.02, any of the Delta Queen, the Mississippi Queen or the Maison Dupuy Hotel, (v) release the Parent Guaranty or any of the Subsidiary Guaranties or (vi) amend the definitions of "Requisite Lenders" or "Pro Rata Share," the provisions of
Section 2.01(b), the provisions of Section 7.02(a), the next to the last sentence of Section 11.15 or the provisions contained in Section 11.06 or in this Section 11.07 or the parties whose consent is required for action hereunder or under the other Loan Documents, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination, or waiver of any provision of Article X or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.07 shall be binding on each assignee, transferee or recipient of a Lender's Commitment or


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

Loans, each future assignee, transferee, recipient of a Lender's Commitment or Loans, and, if signed by Borrower, on Borrower.

     11.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Agent shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.08) shall be as set forth in Schedule A or on the applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. In addition, each Lender shall provide the Agent with the information requested on Exhibit 8 with respect to such Lender as such information changes from time to time.

     11.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     11.10. Termination. Upon the termination in whole of the Commitments pursuant to the terms of this Agreement, Borrower shall pay to the Agent for the benefit of the Lenders an amount equal to any and all Agreement Obligations then outstanding.

     11.11. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     11.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     11.13. Headings. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     11.14. GOVERNING LAW. THE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE AMONG THE BORROWER, THE PARENT AND THE AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE GENERAL MARITIME LAWS OF THE UNITED STATES.

     11.15. Successors and Assigns; Subsequent Holders of Notes. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with Section 11.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights or any interest therein hereunder, and Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for Borrower.

     11.16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. BORROWER AGREES THAT THE AGENT OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

     (C) SERVICE OF PROCESS. BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS THE PRENTICE HALL

CORPORATION SYSTEM, INC., WHOSE ADDRESS IS 500 CENTRAL AVENUE, ALBANY, NEW YORK, 12206, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 11.16, WITH ITS COUNSEL.

     11.17. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each of Parent, Borrower, each Lender and the Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by Parent and Parent and Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the

Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

     11.18. Performance of Obligations. Borrower agrees that the Agent may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (iii) pay any rents payable by Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give Borrower notice of any action taken under this
Section 11.18 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this
Section 11.18, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 11.18 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate (as such term is defined in the definition of Alternate Base Rate) for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 11.18 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 11.18 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

     11.19. ENTIRE AGREEMENT. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                                 THE DELTA QUEEN STEAMBOAT CO.
                                 as Borrower

                                 By:  /s/ JORDAN B. ALLEN
                                      --------------------------
                                      Name:  Jordan B. Allen
                                            --------------------
                                      Title: Vice President
                                            --------------------


                                 AMERICAN CLASSIC VOYAGES CO.
                                 as Parent

                                 By:  /s/ JORDAN B. ALLEN
                                      --------------------------
                                      Name:  Jordan B. Allen
                                             ---------------------
                                      Title: Senior Vice President
                                             ---------------------



                                 CHEMICAL BANK,
                                 as Agent and
                                 as a Lender

                                 By:  /s/ LISA D. BENITEZ
                                      --------------------------
                                      Name:  Lisa D. Benitez
                                             -------------------
                                      Title: Vice President
                                             -------------------



                                 HIBERNIA NATIONAL BANK, as Co-Agent
                                 and as a Lender

                                 By:  /s/ LIZETTE M. TERRAL
                                      --------------------------
                                    Name:  Lizette M. Terral
                                           ---------------------
                                    Title: Vice President
                                           ---------------------



                                 DEPOSIT GUARANTY NATIONAL BANK, as
                                 a Lender

                                 By:  /s/ GREGORY A. MOORE
                                      --------------------------
                                    Name:  Gregory A. Moore
                                           ---------------------
                                    Title: Vice President
                                           ---------------------



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